As filed with the Securities and Exchange Commission on June 13, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Illinois Power Company

(Exact Name of Registrant as Specified in Its Charter)

Illinois	4931	37-0344645
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

500 S. 27th Street Decatur, Illinois 62521-2200 (217) 424-6600	Kathryn L. Patton, Esq. Senior Vice President, General Counsel and Secretary 500 S. 27th Street Decatur, Illinois 62521-2200 (217) 424-6600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

T. Mark Kelly, Esq.

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

713-758-2222

713-615-5531 (fax)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

11½% Mortgage Bonds due 2010	$550,000,000	100%	$550,000,000	$44,495

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Illinois Power Company

Offer to Exchange up to

$550,000,000 of 11½% Mortgage Bonds due 2010

for

$550,000,000 of 11½% Mortgage Bonds due 2010

that have been Registered under the Securities Act of 1933

Terms of the Exchange Offer

•	We are offering to exchange up to $550,000,000 of our outstanding unregistered 11½% Mortgage Bonds due 2010 (which we refer to as the “outstanding bonds”) for a new series of our 11½% Mortgage Bonds due 2010 (which we refer to as the “new bonds”) with substantially identical terms as the outstanding bonds, except that the new bonds will be registered under the Securities Act, the transfer restrictions and registration rights relating to the outstanding bonds will not apply to the new bonds, and the new bonds will not provide for the payment of additional interest relating to the timing of the exchange offer. In this prospectus, we sometimes refer to the outstanding bonds and the new bonds collectively as the “bonds.”	•	Tenders of outstanding bonds may be withdrawn at any time prior to the expiration of the exchange offer.
		•	We will exchange all outstanding bonds that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new bonds.
		•	The exchange offer expires at 5:00 p.m., New York City time, on , 2003, unless extended. We do not currently intend to extend the exchange offer.
		•	The exchange offer is not conditioned upon a minimum aggregate principal amount of outstanding bonds being tendered.
		•	The exchange of outstanding bonds for new bonds will not be a taxable event for U.S. federal income tax purposes.

Terms of the New 11½% Mortgage Bonds Offered in the Exchange Offer

Maturity

•   The new bonds will mature on December 15, 2010.

Interest

•   Interest on the new bonds is payable on June 15 and December 15 of each year, beginning December 15, 2003. Interest on the new bonds will accrue from June 15, 2003 at the rate of 11½% per annum.

Redemption

•   We may redeem some or all of the bonds at any time on or after December 15, 2006 at the redemption prices listed in “Description of the New Bonds—Optional Redemption.”

•   Prior to December 15, 2005 and subject to certain limitations, we may also redeem up to 35% of the bonds using the net cash proceeds of qualified equity offerings or cash contributions to our common equity capital.

Change of Control

•   If we experience a change of control, subject to certain conditions, we must offer to purchase the new bonds.

Security

•   The new bonds will be secured by the lien on our properties used or to be used in the generation, transmission, distribution and sale of electricity and natural gas created by our General Mortgage Indenture and Deed of Trust dated as of November 1, 1992.

Please read “ Risk Factors” beginning on page 9 for a discussion of factors you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In making your investment decision, you should rely only on the information contained in this prospectus, in the documents incorporated by reference into this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document, as the case may be.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You can also find our SEC filings at the SEC’s website at www.sec.gov.

This prospectus incorporates business and financial information about our company that is not included in this prospectus. The following documents we filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2003; and

•	our current report on Form 8-K filed on January 15, 2003.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9 or Item 12 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated into this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document

i

incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We are providing to each person to whom this prospectus is delivered a copy of our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended March 31, 2003. We will also provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all other documents incorporated into this prospectus by reference (other than exhibits to those documents that are not specifically incorporated by reference). To obtain timely delivery of any requested information, we must receive your request at least five business days prior to the expiration of the exchange offer on             , 2003. Requests for such copies should be directed to our parent company as follows:

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Attention: Investor Relations

(713) 507-6400

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PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents we have incorporated into this prospectus by reference before making an investment decision. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information, which involves risks and uncertainties. Please read “Forward-Looking Statements.” Unless this prospectus otherwise indicates or the context otherwise requires, the terms “we,” “our,” “us,” “Illinois Power” or the “Company” as used in this prospectus refer to Illinois Power Company and its subsidiaries.

Our Company

We are a regulated public utility engaged in the transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas in the State of Illinois. We provide electric and natural gas service to residential, commercial and industrial customers in substantial portions of northern, central and southern Illinois. Our service territory includes 11 cities with populations greater than 30,000 and 37 cities with populations greater than 10,000 (2000 U.S. Census Bureau’s Redistricting Data). We also currently supply electric transmission service to numerous utilities, electric cooperatives, municipalities and power marketing entities in the State of Illinois.

We are an indirect, wholly owned subsidiary of Dynegy Inc. Dynegy acquired our direct parent company, Illinova, and its subsidiaries, including us, in February 2000. Dynegy is currently restructuring in response to various events that have impacted it, and the energy industry, over the past year. In the restructured Dynegy, our operations comprise one of three operating divisions. Our results of operations and financial condition are affected by the consolidated financial and liquidity position of Dynegy, particularly because we rely on interest payments under a $2.3 billion intercompany note receivable from Illinova for a significant portion of our net cash provided by operating activities. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Relationship with Dynegy” included in our annual report on Form 10-K for the year ended December 31, 2002 and in our quarterly report on Form 10-Q for the quarter ended March 31, 2003 (copies of which accompany this prospectus) for further information about our relationship with Dynegy. For a further discussion of the challenges facing Dynegy, please read Dynegy’s annual report on Form 10-K for the year ended December 31, 2002 and its quarterly report on Form 10-Q for the quarter ended March 31, 2003.

We were incorporated under the laws of the State of Illinois on May 25, 1923. Our principal executive office is located at 500 S. 27th Street, Decatur, Illinois 62521-2200, and our telephone number at that office is (217) 424-6600.

The Exchange Offer

In December 2002, we completed a private offering of an aggregate of $550 million of our 11½% Mortgage Bonds due 2010, $150 million of which were issued on a delayed delivery basis in January 2003. As part of the private offering, we entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete the exchange offer on or prior to September 16, 2003. The following is a summary of the exchange offer.

Exchange Offer	We are offering to exchange new 11½% Mortgage Bonds due 2010 for the outstanding 11½% Mortgage Bonds due 2010.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept outstanding bonds for exchange if the exchange offer or the making of any exchange by a holder of the outstanding bonds would violate any applicable law or interpretation of the staff of the SEC. A minimum aggregate principal amount of outstanding bonds being tendered is not a condition to the exchange offer.

Procedures for Tendering Outstanding Bonds

To participate in the exchange offer, you must follow the Automated Tender Offer Program procedures established by The Depository Trust Company, known as “DTC,” for tendering outstanding bonds held in book-entry form. These procedures, known as “ATOP,” require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s ATOP system and DTC confirms that:

•      DTC has received your instructions to tender your outstanding bonds; and

•      you agree to be bound by the terms of the attached letter of transmittal.

By using the ATOP procedures to exchange your outstanding bonds, you will not be required to execute and deliver the attached letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. For more details regarding the procedures for tendering outstanding bonds, please refer to the sections of this prospectus entitled “Exchange Offer—Terms of the Exchange Offer” and “—Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal Rights	You may withdraw your tender of outstanding bonds at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent in accordance with the ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Outstanding Bonds and Delivery of New Bonds

If you fulfill all conditions required for proper acceptance of outstanding bonds, we will accept any and all outstanding bonds that you validly tender (and do not validly withdraw) in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding bonds that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the new bonds as promptly as practicable after the expiration date and acceptance of the outstanding bonds for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear all fees and expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new bonds will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Outstanding Bonds

If you do not exchange your outstanding bonds in this exchange offer, you will no longer be able to require us to register your outstanding bonds under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding bonds unless they are registered under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. Your outstanding bonds will, however, remain outstanding and continue to accrue interest pursuant to their original terms.

U.S. Federal Income Tax Considerations	The exchange of new bonds for outstanding bonds in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read “Federal Income Tax Considerations.”

Exchange Agent	We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance and additional copies of this prospectus (including the letter of transmittal) to the exchange agent at the following address: The Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street – 7 East, New York, New York, 10286. Eligible institutions may make requests by facsimile at (212) 298-1915.

Terms of the New Bonds

The new bonds will be identical to the outstanding bonds, except that the new bonds are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The new bonds will evidence the same debt as the outstanding bonds, and the same indenture will govern the new bonds and the outstanding bonds.

The following summary contains information about the new bonds and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new bonds, please refer to the section of this prospectus entitled “Description of the New Bonds.”

Issuer	Illinois Power Company.

New Bonds Offered	$550,000,000 in aggregate principal amount of 11½% Mortgage Bonds due 2010.

Maturity	December 15, 2010.

Interest on the New Bonds	Interest on the new bonds will accrue from June 15, 2003 at the rate of 11½% per annum.

Interest Payment Dates	Interest on the new bonds is payable on June 15 and December 15 of each year, beginning on December 15, 2003.

Security	The new bonds will be secured by the lien on our properties used or to be used in the generation, transmission, distribution and sale of electricity and natural gas created by our General Mortgage Indenture and Deed of Trust dated as of November 1, 1992. As of March 31, 2003, there was an aggregate of approximately $1.6 billion of Mortgage Bonds outstanding under the Mortgage.

Optional Redemption	We will have the option to redeem the bonds, in whole or in part, at any time on or after December 15, 2006, at the redemption prices described under the heading “Description of the New Bonds—Optional Redemption.” Prior to December 15, 2005, we may redeem up to 35% of the aggregate principal amount of the bonds with the net cash proceeds of qualified equity offerings or cash contributions to our common equity capital.

Change of Control	If we experience certain specified changes of control, we must offer to repurchase the bonds at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. For further discussion, please read “Description of the New Bonds—Repurchase at the Option of Holders—Change of Control.”

Certain Triggering Events

The bonds contain triggering events relating to, among other things:

•      the payment of dividends and other distributions with respect to our capital stock or the purchase, redemption or retirement of our capital stock;

•      our incurrence of additional indebtedness or issuance of additional preferred stock;

•      the use of proceeds from asset sales;

•      transactions with affiliates;

•      the incurrence of liens on assets to secure certain debt;

•      engagement in sale and leaseback transactions;

•      engagement in certain business activities; and

•      engagement in certain mergers, consolidations or transfers of assets.

If any of these triggering events occurs, the holders of at least 25% in principal amount of the bonds will be able to require the redemption of the bonds at a redemption price equal to 100% of the aggregate principal amount of the bonds plus accrued and unpaid interest, if any, to the date of redemption. These triggering events are subject to various exceptions. Further, certain of these triggering events will be suspended if and so long as Moody’s and Standard & Poor’s assign the bonds an investment grade rating in the future and no event of default exists under the Mortgage. Please read “Description of the New Bonds—Triggering Events” and “—Suspended Triggering Events.”

Transfer Restrictions; Absence of a Public Market for the New Bonds

The new bonds generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new bonds. Please read “Plan of Distribution.”

Risk Factors

Please read “Risk Factors,” beginning on page 9 of this prospectus, for a discussion of certain factors that you should consider before participating in the exchange offer.

Selected Historical Financial Information

The following table sets forth selected consolidated financial information for us and our subsidiaries. The selected financial information for the five years in the period ended December 31, 2002 has been derived from, and is qualified by reference to, our audited consolidated financial statements, including the notes thereto, which are incorporated by reference in this prospectus. PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal years ended December 31, 2002, December 31, 1999 and December 31, 1998. Arthur Andersen LLP audited our consolidated financial statements for the fiscal years ended December 31, 2001 and December 31, 2000. Arthur Andersen has not consented to our incorporation by reference in this prospectus of their reports relating to these financial statements. Please refer to the section entitled “Experts.” The selected historical financial information for the three months ended March 31, 2003 and March 31, 2002 has been derived from, and is qualified by reference to, our unaudited consolidated financial statements, including the notes thereto, and includes, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information for those periods. The selected financial information should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended March 31, 2003, copies of which accompany this prospectus.

	Years Ended December 31,					Three Months Ended, March 31,
	1998	1999	2000	2001	2002	2002	2003
	($ in millions)
Operating Revenue
Electric	$1,224.2	$1,178.6	$1,189.4	$1,137.1	$1,138.8	$247	$251
Electric interchange(1)	557.2	420.2	2.7	0.7	7.1	—	—
Gas	287.8	304.4	393.5	476.6	372.4	146	210

Total operating revenues	$2,069.2	$1,903.2	$1,585.6	$1,614.4	$1,518.3	$393	$461

Capitalization
Common stock equity	$892.2	$1,035.2	$1,156.3	$1,221.9	$1,366.2	$1,254	$1,397
Preferred Stock	57.1	45.8	45.8	45.8	45.8	46	46
Mandatorily redeemable preferred stock	199.0	193.4	100.0	—	—	—	—
Long-term debt	2,158.5	1,906.4	1,787.6	1,605.6	1,718.8	1,584	1,844

Total capitalization	$3,306.8	$3,180.8	$3,089.7	$2,873.3	$3,130.8	$2,884	$3,287

Income (loss) from continuing operations	$(1,552.4)	$113.1	$134.9	$166.2	$160.7	$35	$34
Net income (loss)(2)	(1,552.4)	113.1	134.9	166.2	160.7	35	32
Net income (loss) applicable to common stock(2)	(1,572.2)	95.6	121.0	157.9	158.4	34	31
Cash dividends declared on common stock	83.2	40.9	—	100.0	0.5	—	—
Total assets	6,104.1	5,297.8	4,971.7	4,861.1	4,941.1	4,846	5,093
Retained earnings(2)	—	54.7	175.7	233.6	390.2	266	421
Capital expenditures	311.5	197.2	157.8	148.8	144.5	29	31
Cash flows from operations	313.3	85.8	381.3	345.0	209.4	82	27
Ratio of earnings to fixed charges(3)	N/A (4)	2.16x	2.53x	3.25x	3.30x	3.09x	2.36x

(1)	Interchange sales volumes are not comparable year to year due to the October 1999 transfer of our generation assets. Please read “Note 5—Related Parties” in our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2002 for a discussion of our transfer of generation assets.
(2)	Please read “Note 1—Summary of Significant Accounting Policies” in our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2002 for a discussion of our quasi-reorganization effective December 31, 1998.
(3)

For purposes of calculating our ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense; amortization of debt expenses and other related amounts, and other interest charges; and the portion of lease rental expense representative of the interest factor attributable to such leases.

(4)	Earnings were inadequate to cover fixed charges for the year ended December 31, 1998. Additional earnings of approximately $2.7 billion for 1998 would have been required to attain a one-to-one ratio of earnings to fixed charges.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. We adopted this statement effective January 1, 2003. SFAS No. 143 provides accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets. Under SFAS No. 143, the asset retirement obligation is recorded at fair value in the period in which it is incurred by increasing the carrying amount of the related long-lived asset. In each subsequent period the liability is accreted to its fair value and the capitalized cost is depreciated over the useful life of the related asset. The cumulative effect of applying SFAS No. 143 has been recognized as a change in accounting principle in the unaudited condensed consolidated statements of income and comprehensive income. Upon adoption, the cumulative effect, net of the associated income taxes, was approximately $2 million related to our operating lease agreement for four gas turbines and a separate land lease agreement in Tilton, Illinois and the asset retirement obligation liability for the asset operating lease and the land lease was approximately $6 million. Amortization and accretion expense for 2003 is expected to be approximately $1 million.

Had the provisions of SFAS 143 been in effect during the periods prior to January 1, 2003 presented above, net income and associated amounts applicable to our common stock, and the amount of the liability for asset retirement obligations, would have been as follows:

	Years Ended December 31,					Three Months Ended, March 31,
	1998(1)	1999(1)	2000	2001	2002	2002	2003
	($ in millions)
Reported net income (loss)	$(1,552.4)	$113.1	$134.9	$166.2	$160.7	$35	$32	(2)
Pro-forma adjustments for accounting for asset retirement obligations	—	(0.4)	(0.6)	(0.7)	(0.7)	—	2

Pro-forma net income (loss) after adjustment for accounting for asset retirement obligation	$(1,552.4)	$112.7	$134.3	$165.5	$160.0	$35	$34

Reported net income (loss) applicable to common stock	$(1,572.2)	$95.6	$121.0	$157.9	$158.4	$34	$31	(2)
Pro-forma adjustments for accounting for asset retirement obligations	—	(0.4)	(0.6)	(0.7)	(0.7)	—	2

Pro-forma net income (loss) applicable to common stock after adjustment for asset retirement obligations	$(1,572.2)	$95.2	$120.4	$157.2	$157.7	$34	$33

Liability for asset retirement obligations	$0.1	$4.1	$4.6	$5.2	$5.8	$5	$6

(1)	Asset retirement obligations relate to two off-balance sheet operating leases; one lease effective in 1998 and the other lease effective in 1999.
(2)	Amounts reflect the cumulative effect adjustment for asset retirement obligations as recorded in the first quarter of 2003.

RISK FACTORS

In addition to the other information set forth elsewhere or incorporated by reference into this prospectus, you should carefully consider the following factors relating to your decision whether to tender your outstanding bonds for new bonds in the exchange offer. For additional information concerning the risks facing our company, please read our annual report on Form 10-K for the year ended December 31, 2002, our quarterly report on Form 10-Q for the quarter ended March 31, 2003 (copies of which accompany this prospectus), and the other documents we have filed with the SEC pursuant to the Exchange Act. For additional information regarding our indirect parent company, Dynegy, and the risks it faces, please read Dynegy’s annual report on Form 10-K for the year ended December 31, 2002, Dynegy’s quarterly report on Form 10-Q for the quarter ended March 31, 2003, and the other documents that Dynegy has filed with the SEC pursuant to the Exchange Act.

If you do not validly tender your outstanding bonds, you will continue to hold unregistered outstanding bonds and your ability to transfer your outstanding bonds will be adversely affected.

We will only issue new bonds in exchange for outstanding bonds that you timely and validly tender (and do not validly withdraw). Therefore, you should carefully follow the instructions on how to tender your outstanding bonds. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding bonds.

If you do not exchange your outstanding bonds for new bonds pursuant to the exchange offer, the outstanding bonds you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding bonds except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following this exchange offer, we do not plan to register outstanding bonds under the Securities Act except in the limited circumstances that may be required under our registration rights agreement with the initial purchasers of the outstanding bonds. Further, if you continue to hold any outstanding bonds after the exchange offer is consummated, you may have trouble selling them because there will be fewer such bonds outstanding.

If an active trading market does not develop for the new bonds, you may be unable to sell the new bonds or to sell the new bonds at a price that you deem sufficient.

The new bonds will be new securities for which there currently is no established trading market. Although the initial purchasers of the outstanding bonds have informed us that they intend to make a market in the new bonds after the exchange offer, the initial purchasers may not make such a market or may stop making a market at any time.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the issuance of the outstanding bonds, we entered into a registration rights agreement with the initial purchasers of the outstanding bonds. Under the registration rights agreement, we agreed to:

•	file a registration statement with the SEC with respect to a registered offer to exchange each outstanding bond for a new bond having terms substantially identical in all material respects to such outstanding bond except that the new bond will not contain terms with respect to transfer restrictions, registration rights or additional interest;

•	use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act;

•	use our commercially reasonable efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

•	use our commercially reasonable efforts to complete the exchange offer on or prior to September 16, 2003 (270 days after December 20, 2002, which was the date of the original issuance of the outstanding bonds).

We have fulfilled the agreements described in the first two of the preceding bullet points and are now offering eligible holders of the outstanding bonds the opportunity to exchange their outstanding bonds for new bonds registered under the Securities Act. Holders are eligible if they are not prohibited by any law or policy of the SEC from participating in this exchange offer. The new bonds will be substantially identical to the outstanding bonds except that the new bonds will not contain terms with respect to transfer restrictions, registration rights or additional interest.

We also agreed in the registration rights agreement that, under limited circumstances, we would use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement for the resale of the outstanding bonds and to keep the shelf registration statement effective for up to two years after its effective date. The circumstances under which we agreed to take such actions include the following:

•	if a change in law or in applicable interpretations thereof of the staff of the SEC does not permit us to effect the exchange offer;

•	if for any other reason the exchange offer is not completed on or prior to September 16, 2003 (270 days after December 20, 2002, which was the date of the original issuance of the outstanding bonds);

•	upon the request of the initial purchasers with respect to outstanding bonds held by the initial purchasers acquired directly from us; or

•	if a holder of outstanding bonds is not permitted by applicable law to participate in the exchange offer or elects to participate in the exchange offer but does not receive fully tradeable new bonds pursuant to the exchange offer.

We will pay additional cash interest on the applicable outstanding bonds, subject to certain exceptions, if:

•	the exchange offer is not completed on or prior to September 16, 2003 (the 270th day after December 20, 2002, which was the date of the original issuance of the outstanding bonds);

•	a shelf registration statement, if required, is not declared effective on or prior to October 15, 2003 (the 300th day after December 20, 2002, which was the date of original issuance of the outstanding bonds); or

•	after a shelf registration statement has been filed and declared effective, the shelf registration statement is not useable for more than 45 days in any twelve-month period during the time the shelf registration is required to be effective, subject to certain exceptions (each such event referred to in the preceding clauses being referred to as a “registration default”).

The rate of the additional interest will be 0.25% per year for the first quarterly period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per year with respect to each subsequent quarterly period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per year. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding bonds and the new bonds.

Upon the cure of all registration defaults, the interest rate borne by the bonds from the date of such cure will be reduced to the original interest rate. However, if after any such reduction in interest rate, a different registration default occurs, the interest rate may again be increased pursuant to the preceding paragraph.

To exchange your outstanding bonds for new bonds in the exchange offer, you will be required to make the following representations:

•	any new bonds will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new bonds;

•	you are not engaged in and do not intend to engage in the distribution of the new bonds;

•	if you are a broker-dealer that will receive new bonds for your own account in exchange for outstanding bonds, you acquired those bonds as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new bonds; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

In addition, we may require you to provide information to be used in connection with any shelf registration statement to have your outstanding bonds included in the shelf registration statement and benefit from the provisions regarding additional interest described in the preceding paragraphs. A holder who sells outstanding bonds under any shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we have previously filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Resale of New Bonds

Based on no-action letters of the SEC staff issued to third parties, we believe that the new bonds issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	such new bonds are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the new bonds.

The SEC, however, has not considered this exchange offer for the new bonds in the context of a specific no-action letter. If we had applied to the SEC for a no-action letter, the SEC may not have made a determination similar to that given in the previous no-action letters issued to third parties.

If you tender your outstanding bonds in the exchange offer with the intention of participating in any manner in a distribution of the new bonds, you:

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any security holder intending to distribute new bonds should not do so unless such distribution is covered by an effective registration statement under the Securities Act. Such registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new bonds only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding bonds as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new bonds for its own account in exchange for outstanding bonds, where such outstanding bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the new bonds. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new bonds.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding bonds validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue new bonds in principal amount equal to the principal amount of outstanding bonds surrendered under the exchange offer. Outstanding bonds may be tendered only for new bonds and only in integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding bonds being tendered for exchange. Holders of outstanding bonds do not have any appraisal or dissenters’ rights in connection with the exchange offer.

As of the date of this prospectus, $550,000,000 in aggregate principal amount of outstanding bonds are outstanding. The maximum aggregate principal amount of new bonds that will be issued in exchange for outstanding bonds is $550,000,000. This prospectus is being sent to DTC, the sole registered holder of the outstanding bonds, and to all persons that we can readily identify as beneficial owners of outstanding bonds. There will be no fixed record date for determining registered holders of outstanding bonds entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding bonds that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest pursuant to their original terms. These outstanding bonds will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding bonds and the registration rights agreement.

We will be deemed to have accepted for exchange validly tendered outstanding bonds when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new bonds from us.

If you tender outstanding bonds in the exchange offer, you will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of outstanding bonds. We will pay all fees and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section captioned “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any outstanding bonds that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on              2003, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding bonds of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We may delay acceptance of any outstanding bonds by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding bonds previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding bonds,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding bonds. In the case of an extension, we will notify the registered holders of outstanding bonds of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding bonds. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new bonds for, any outstanding bonds if the exchange offer, or the making of any exchange by a holder of outstanding bonds, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding bonds for exchange in the event of such a potential violation. Our obligation is also conditioned on there being no action or proceeding instituted or threatened in any court or before any governmental agency that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding bonds of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new bonds under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding bonds not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the registered holders of the outstanding bonds as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding bonds tendered, and will not issue new bonds in exchange for any such outstanding bonds, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the bonds under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must validly tender your outstanding bonds to the exchange agent as described below. It is your responsibility to validly tender your outstanding bonds. We have the right to waive any defects. However, we are not required to waive defects or to notify you of defects in your tender for exchange.

If you have any questions or need help in exchanging your outstanding bonds, please call the exchange agent at the address and phone number described under “Prospectus Summary—The Exchange Offer—Exchange Agent.”

All of the outstanding bonds were issued in book-entry form, and all of the outstanding bonds are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding bonds may be tendered using the ATOP system instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding bonds to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding bonds and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding bonds, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the outstanding bonds.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding bonds and withdrawal of tendered outstanding bonds. Our determination will be final and binding. We reserve the absolute right to reject any outstanding bonds not validly tendered or any outstanding bonds our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding bonds. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding bonds must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding bonds, neither we, the exchange agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give such notification. Tenders of outstanding bonds will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding bonds received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date.

When We Will Issue New Bonds

In all cases, we will issue new bonds for outstanding bonds that we have accepted for exchange under the exchange offer only if the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

•	a book-entry confirmation of such outstanding bonds into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message from DTC.

Return of Outstanding Bonds Not Accepted or Exchanged

If we do not accept any tendered outstanding bonds for exchange or if outstanding bonds are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding bonds will be returned without expense to the tendering holder. Such unaccepted or non-exchanged outstanding bonds will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new bonds that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new bonds;

•	you are not engaged in and do not intend to engage in the distribution of the new bonds;

•	if you are a broker-dealer that will receive new bonds for your own account in exchange for outstanding bonds, you acquired those bonds as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new bonds; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding bonds and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding bonds so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding bonds that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding bonds. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender validly withdrawn outstanding bonds by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding bonds under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding bonds under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange new bonds for your outstanding bonds under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding bonds. In general, you may not offer or sell the outstanding bonds unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement and as described under the third paragraph under “— Purpose and Effect of the Exchange Offer” above, we do not intend to register resales of the outstanding bonds under the Securities Act.

Accounting Treatment

We will record the new bonds in our accounting records at the same carrying value as the outstanding bonds. This carrying value is the aggregate principal amount of the outstanding bonds less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding bonds in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding bonds that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding bonds.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new bonds in the exchange offer. In consideration for issuing the new bonds as contemplated by this prospectus, we will receive outstanding bonds in a like principal amount. The form and terms of the new bonds are identical in all respects to the form and terms of the outstanding bonds, except the new bonds do not include certain transfer restrictions, registration rights or provision for additional interest. Outstanding bonds surrendered in exchange for the new bonds will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new bonds will not result in any change in our outstanding indebtedness.

DESCRIPTION OF THE NEW BONDS

The outstanding bonds were issued, and the new bonds will be issued, under our General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 (the “Mortgage”) between us and BNY Midwest Trust Company, as successor trustee to Harris Trust and Savings Bank (the “Trustee”), as supplemented by various supplemental indentures, including the supplemental indenture relating to the outstanding bonds and the new bonds (the “Supplemental Indenture”). The outstanding bonds are secured, and the new bonds will be secured, by the lien of the Mortgage on our properties used or to be used in the generation, purchase, transmission, distribution and sale of electricity and natural gas. Please read “—Security.”

The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Trust Indenture Act of 1939 (the “Trust Indenture Act”), the Mortgage and the Supplemental Indenture. The Mortgage and the Supplemental Indenture have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part. We urge you to read the Mortgage and the Supplemental Indenture because they, and not this description, will define your rights as holders of the new bonds. In this description, we refer to the outstanding bonds and the new bonds collectively as the “Bonds.”

This description makes use of defined terms in the Mortgage and the Supplemental Indenture.

If the exchange offer contemplated by this prospectus (the “Exchange Offer”) is consummated, holders of outstanding bonds who do not exchange those bonds for new bonds in the Exchange Offer will vote together with holders of new bonds for all relevant purposes under the Mortgage and the Supplemental Indenture. In that regard, the Mortgage and the Supplemental Indenture require that certain actions by the holders thereunder (including redemption following a Triggering Event) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Mortgage and Supplemental Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Mortgage and Supplemental Indenture, any outstanding bonds that remain outstanding after the Exchange Offer will be aggregated with the new bonds, and the holders of such outstanding bonds and the new bonds will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the Bonds outstanding shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the outstanding bonds and the new bonds then outstanding.

Interest Rate and Maturity

The outstanding bonds bear interest from December 20, 2002, which we refer to as the “original issue date,” at the rate of 11½% per annum and are payable on June 15 and December 15 of each year, beginning on June 15, 2003. The new bonds will bear interest from June 15, 2003. We will pay the interest so payable on any June 15 or December 15 to the person in whose name a Bond is registered at the close of business on the immediately preceding June 1 or December 1, as the case may be.

The Bonds will mature on December 15, 2010.

Security

General

Except as discussed below, the outstanding bonds are, and the new bonds will be, secured primarily by the lien of the Mortgage on our properties used or to be used in the generation, purchase, transmission, distribution and sale of electricity or gas.

Lien of the Mortgage

The lien of the Mortgage on our properties is subject to permitted liens which include tax liens and other governmental charges that are not delinquent and that are being contested, construction and materialmen’s liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, certain property of ours, certain leasehold interests, liens on our pollution control facilities and certain other liens and encumbrances.

In addition, there are excepted from the lien of the Mortgage, among other things, the following:

•	cash and securities not paid to, deposited with or held by the Trustee under the Mortgage;

•	contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, franchises, licenses, certain intellectual property rights and other general intangibles;

•	automobiles, other vehicles, movable equipment, aircraft and vessels;

•	all goods, wares and merchandise held for sale in the ordinary course of business or for our use or benefit;

•	materials, supplies and other personal property consumable in the operations of our business;

•	computers, machinery and equipment;

•	coal, ore, gas, oil, minerals and timber mined or extracted from the land we own or lease;

•	electric energy, gas, steam, water and other products produced or purchased;

•	leasehold interests; and

•	all books and records.

Without the consent of the holders of the Bonds, we and the Trustee may enter into supplemental indentures to subject additional property to the lien of the Mortgage, whether or not used in our electric or gas utility businesses (including property that would otherwise be excepted from such lien). Such property, so long as the same would otherwise constitute “property additions” (as described below), would thereupon constitute property additions and be available as a basis for the issuance of Mortgage Bonds. Please read “—Issuance of Additional Mortgage Bonds.”

The Mortgage contains provisions subjecting after-acquired property to the lien thereof. These provisions are limited in the case of consolidation or merger (whether or not we are the surviving corporation) or sale of substantially all of our assets. In the event of consolidation or merger or the transfer of all the mortgaged property as, or substantially as, an entirety, the Mortgage will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation except properties acquired from us in or as a result of such transaction and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part or parts of such properties. Please read “—Consolidation, Merger, Conveyance, Transfer or Lease.” In addition, after-acquired property may be subject to vendors’ liens, purchase money mortgages and other liens thereon at the time of acquisition thereof.

The Mortgage provides that the Trustee will have a lien, prior to the lien on behalf of the holders of Bonds, upon the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities.

Issuance of Additional Mortgage Bonds

The maximum principal amount of Mortgage Bonds that may be issued under the Mortgage is unlimited. Mortgage Bonds of any series may be issued from time to time under the Mortgage on the basis of, and in an aggregate principal amount not exceeding:

•	75% of the lesser of the “cost” or “fair value” (in each case, as defined in the Mortgage) of property additions which do not constitute “funded property” (which generally consists of property additions that have been made the basis of the authentication and delivery of Mortgage Bonds, the release of mortgaged property or cash withdrawals, or that have been substituted for retired property) after certain deductions and additions, primarily including adjustments to offset property retirements;

•	the aggregate principal amount of retired bonds (which consist of Mortgage Bonds no longer outstanding under the Mortgage which have not been used for certain other purposes under the Mortgage and which are not to be paid, redeemed or otherwise retired by the application of funded cash); and

•	an amount of cash deposited with the Trustee.

As of March 31, 2003, we had the ability to issue approximately $460 million of additional Mortgage Bonds under the Mortgage, of which approximately (A) $81 million could be issued on the basis of property additions and (B) $379 million could be issued on the basis of retired bonds, each as described above.

In general, the issuance of Mortgage Bonds is subject to our adjusted net earnings for 12 consecutive months within the preceding 18 months being at least twice the annual interest requirements on all Mortgage Bonds at the time outstanding, Mortgage Bonds then applied for and all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the Mortgage, if any, except that no such net earnings requirement need be met if the additional Mortgage Bonds to be issued are to have no stated interest rate prior to maturity. In addition, we are not required to satisfy the net earnings requirement prior to issuance of Mortgage Bonds as provided in the second bullet point to the preceding paragraph under any circumstances. In general, the interest requirement with respect to variable interest rate indebtedness, if any, is determined with reference to the rate or rates in effect on the date immediately preceding such determination or the rate to be in effect upon initial authentication.

“Adjusted Net Earnings” are our operating revenues (including those subject to possible refund) less our operating expenses excluding, among other things, provisions for income taxes; depreciation or amortization of property; interest on any indebtedness and amortization of debt discount and expense; any non-recurring charge to income of whatever kind or nature (including without limitation the recognition of expense due to the non-recoverability of assets or expense), whether or not recorded as a non-recurring item in our books of account; and any refund of revenues previously collected or accrued by us subject to possible refund. Adjusted net earnings also do not take into account profits or losses from the sale or other disposition of property, or nonrecurring charges of any kind or nature, whether items of revenue or expense.

“Property Additions” generally include any property that is owned by us and is subject to the lien of the Mortgage except (with certain exceptions) goodwill or going concern value rights, or any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of ours.

Release of Property

We may obtain the release of any funded property from the lien of the Mortgage, except for cash held by the Trustee, upon delivery to the Trustee of cash equal in amount to the amount, if any, by which the cost of the property to be released (or, if less, the fair value of such property at the time it became funded property) exceeds the aggregate of:

•	the principal amount, subject to certain limitations, of obligations secured by purchase money mortgages upon the property to be released delivered to the Trustee;

•	the cost or fair value (whichever is less) of certified property additions not constituting funded property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the release);

•	an amount equal to 133 1/3% of the aggregate principal amount of Mortgage Bonds we would be entitled to issue on the basis of retired bonds (with such entitlement being waived by operation of such release);

•	an amount equal to 133 1/3% of the aggregate principal amount of Mortgage Bonds delivered to the Trustee (with such Mortgage Bonds to be canceled by the Trustee);

•	the deposit of cash or, to a limited extent, the principal amount of obligations secured by purchase money mortgages upon the property released delivered to the Trustee or other holder of a lien prior to the lien of the Mortgage; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

Property that is not funded property may generally be released from the lien of the Mortgage without depositing any cash or property with the Trustee as long as:

•	the aggregate amount of cost or fair value (whichever is less) of all property additions that do not constitute funded property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero, or

•	the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value (whichever is less) of property additions acquired or made within the 90-day period preceding the release.

The Mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee.

If any property released from the lien of the Mortgage continues to be owned by us after such release, the Mortgage will not become a lien on any improvement, extension or addition to such property or renewals, replacements or substitutions of or for any part or parts of such property.

Withdrawal of Cash

Subject to certain limitations, cash held by the Trustee may:

•	be withdrawn by us

•	to the extent of the cost or fair value (whichever is less) of property additions not constituting funded property, after certain deductions and additions, primarily including adjustments to offset retirements,

•	in an amount equal to 133 1/3% of the aggregate principal amount of Mortgage Bonds that we would be entitled to issue on the basis of retired bonds (with such entitlement being waived by operation of such withdrawal), or

•	in an amount equal to 133 1/3% of the aggregate principal amount of any outstanding Mortgage Bonds delivered to the Trustee; or

•	upon our request, be applied to

•	the purchase of Mortgage Bonds (at prices not exceeding 133 1/3% of the principal amount thereof), or

•	the redemption or payment at maturity of Mortgage Bonds.

However, cash deposited with the Trustee as the basis for the authentication and delivery of Mortgage Bonds may only be withdrawn in an amount equal to the aggregate principal amount of Mortgage Bonds we would be entitled to issue on any basis (with such entitlement being waived by operation of such withdrawal), or may, upon our request, be applied to the purchase, redemption or payment of Mortgage Bonds at prices not exceeding, in the aggregate, the principal amount thereof.

Any Mortgage Bonds received by the Trustee pursuant to the above provisions shall be cancelled by the Trustee.

Consolidation, Merger, Conveyance, Transfer or Lease

We may not consolidate with or merge into any other corporation or convey, transfer or lease the mortgaged property as, or substantially as, an entirety to any person or entity unless:

•	such transaction is on such terms as will fully preserve in all material respects the lien and security of the Mortgage and the rights and powers of the Trustee and holders,

•	the corporation formed by such consolidation or into which we are merged or the person or entity that acquires by conveyance or transfer, or that leases, the mortgaged property as, or substantially as, an entirety is a corporation organized and existing under the laws of the United States of America or any state or territory thereof or the District of Columbia, and such corporation executes and delivers to the Trustee a supplemental indenture, which contains an assumption by such corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Bonds and the performance of all of our covenants under the Mortgage and which contains a grant, conveyance, transfer and mortgage by the corporation confirming the lien of the Mortgage on the mortgaged property and subjecting to such lien all property thereafter acquired by the corporation which shall constitute an improvement, extension or addition to the mortgaged property or a renewal, replacement or substitution of or for any part thereof, and, at the election of the corporation, subjecting to the lien of the Mortgage such other property then owned or thereafter acquired by the corporation as the corporation shall specify, and

•	in the case of a lease, such lease will be made expressly subject to termination by us or the Trustee at any time during the continuance of a mortgage event of default (as defined below).

Modification of the Mortgage

Without the consent of any holders of the Mortgage Bonds, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another person to us and the assumption by any such successor of our covenants in the Mortgage and in the Mortgage Bonds;

•	to add one or more covenants or other provisions for the benefit of all holders or for the benefit of such holders of, or to remain in effect only so long as there shall be outstanding, Mortgage Bonds of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon us by the Mortgage;

•	to correct or amplify the description of any property at any time subject to the lien of the Mortgage, or better to assure, convey and confirm to the Trustee any property subject or required to be subjected to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property;

•	to convey, transfer and assign to the Trustee and to subject to the lien of the Mortgage with the same force and effect as if included in the Mortgage, property of our subsidiaries used or to be used for one or more purposes which if owned by us would constitute property used or to be used for one or more of the primary purposes of our business, which property shall for all purposes of the Mortgage be deemed to be property of ours, together with such other provisions as may be appropriate to express the respective rights of the Trustee and us in regard thereto;

•	to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage, provided, however, that if such change, elimination or addition adversely affects the interests of the holders of the Mortgage Bonds of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no Mortgage Bond of such series or tranche remains outstanding under the Mortgage;

•	to establish the form or terms of the Mortgage Bonds of any series or tranche as permitted by the Mortgage;

•	to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto;

•	to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for all, or any series or tranche of, the Mortgage Bonds;

•	to change any place where

•	the principal of and premium, if any, and interest, if any, on the Mortgage Bonds of any series, or any tranche thereof, will be payable,

•	any Mortgage Bonds of any series, or any tranche thereof, may be surrendered for registration of transfer,

•	any Mortgage Bonds of any series, or any tranche thereof, may be surrendered for exchange, and

•	notices and demands to or upon us in respect of the Mortgage Bonds of any series, or any tranche thereof, and the Mortgage may be served;

•	to cure any ambiguity, to correct or supplement any provision therein that may be defective or inconsistent with any other provision therein, or to make any changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the Mortgage, so long as such other changes or additions do not adversely affect the interests of the holders of Mortgage Bonds of any series or tranche in any material respect;

•	to reflect changes in generally accepted accounting principles; or

•	to comply with the rules or regulations of any national securities exchange on which any of the Mortgage Bonds may be listed.

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of this prospectus in such a way as to require changes to the Mortgage or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the Mortgage, we and the Trustee may, without the consent of any holders of Mortgage Bonds, enter into one or more supplemental indentures to evidence or effect such amendment.

Except as provided above, the consent of the holders of a majority in aggregate principal amount of the Mortgage Bonds of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Mortgage pursuant to one or more supplemental indentures. However, if less than all of the series of Mortgage Bonds outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding Mortgage Bonds of all series so directly affected, considered as one class, will be required. In addition, if the Mortgage Bonds of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Mortgage Bonds of all tranches so directly affected, considered as one class, will be required. Furthermore, no such amendment or modification of the Mortgage may, without the consent of each holder of the outstanding Mortgage Bonds of each series or tranche directly affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any Mortgage Bond, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a “discount bond” (as defined in the Mortgage) that would be due and payable upon a declaration of acceleration of maturity or change the coin or currency (or other property) in which any Mortgage Bond or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•	permit the creation of any lien ranking prior to the lien of the Mortgage with respect to all or substantially all of the mortgaged property or terminate the lien of the Mortgage on all or substantially all of the mortgaged property, or deprive such holder of the benefit of the security of the lien of the Mortgage;

•	reduce the percentage in principal amount of the outstanding Mortgage Bonds of such series or tranche, the consent of the holders of which is required for any such supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify certain of the provisions of the Mortgage relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

A supplemental indenture that changes or eliminates any covenant or other provision of the Mortgage that has expressly been included solely for the benefit of the holders of, or that is to remain in effect only so long as there shall be outstanding Mortgage Bonds of one or more specified series, or one or more tranches thereof, or modifies the rights of the holders of Mortgage Bonds of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Mortgage of the holders of the Mortgage Bonds of any other series or tranche.

Waiver

The holders of a majority in aggregate principal amount of all Mortgage Bonds may waive our obligations to comply with certain covenants, including our obligation to maintain our corporate existence and properties, pay taxes and discharge liens, maintain certain insurance and to make such recordings and filings as are necessary to protect the security of the holders and the rights of the Trustee, provided that such waiver occurs before the time such compliance is required. The holders of a majority of the aggregate principal amount of outstanding Mortgage Bonds of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with our obligations to maintain an office or agency where the Mortgage Bonds of such series or tranches may be surrendered for payment, registration, transfer or exchange, and compliance with any other covenant specified in a supplemental indenture respecting such series or tranches.

Mortgage Events of Default

Each of the following events constitutes an event of default under the Mortgage, referred to in this prospectus as a “mortgage event of default”:

•	failure to pay interest on any Mortgage Bond within 45 days after the same becomes due;

•	failure to pay principal of or premium, if any, on any Mortgage Bond within three business days after its maturity;

•	certain events relating to our reorganization, bankruptcy or insolvency or the appointment of a receiver or trustee for our property; or

•	failure to perform, or breach of, any of our covenants or warranties in the Mortgage (other than a covenant or warranty a default in the performance or breach of which is discussed in the foregoing bullet points) for a period of 60 days after there has been given to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of outstanding Mortgage Bonds, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default,” unless the Trustee, or the Trustee and the holders of a principal amount of Mortgage Bonds not less than the principal amount of Mortgage Bonds the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration. However, the Trustee, or the Trustee and such holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action has been initiated by us within such period and is being diligently pursued.

Remedies

If a mortgage event of default occurs and is continuing, then the Trustee or the holders of not less than 33% in principal amount of Mortgage Bonds (including the Bonds) then outstanding may declare the principal amount (or if any of the Mortgage Bonds are discount bonds, such portion of the principal amount as may be provided for such discount bonds pursuant to the terms of the Mortgage) of all of the Mortgage Bonds to be immediately due and payable. Please read the risk factor titled “The holders of all of the Bonds may not have the power, acting alone, to enforce the lien of the Mortgage.” At any time after such declaration of the maturity of the Mortgage Bonds then outstanding, but before the sale of any of the mortgaged property and before a judgment or decree for payment of money shall have been obtained by the Trustee as provided in the Mortgage, the mortgage event or events of default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest, if any, on all Mortgage Bonds then outstanding;

•	the principal of and premium, if any, on any Mortgage Bonds then outstanding that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Mortgage Bonds; and

•	all amounts due to the Trustee as compensation and reimbursement as provided in the Mortgage; and

•	any other mortgage event or events of default, other than the non-payment of the principal of Mortgage Bonds which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the Mortgage.

The Mortgage provides that, under certain circumstances and to the extent permitted by law, if a mortgage event of default occurs and is continuing, the Trustee has the power to take possession of, and to hold, operate and manage, the mortgaged property, or with or without entry, to sell the mortgaged property. If the mortgaged property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the outstanding Mortgage Bonds, if not previously due, will become immediately due, together with premium, if any, and any accrued interest.

If a mortgage event of default occurs and is continuing, the holders of a majority in principal amount of the Mortgage Bonds then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that:

•	such direction does not conflict with any rule of law or with the Mortgage, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate, and

•	the Trustee may take any other actions deemed proper by the Trustee that is not inconsistent with such discretion.

The Mortgage provides that no holder of any Mortgage Bond will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage or the appointment of a receiver or trustee, or for any other remedy thereunder unless:

•	such holder has previously given to the Trustee written notice of a continuing mortgage event of default;

•	the holders of a majority in aggregate principal amount of the Mortgage Bonds then outstanding have made written request to the Trustee to institute proceedings in respect of such mortgage event of default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•	for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of Mortgage Bonds then outstanding.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders. Notwithstanding that the right of a holder to institute a proceeding with respect to the Mortgage is subject to certain conditions precedent, each holder of a Mortgage Bond has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Mortgage Bond when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holder. The Mortgage provides that the Trustee must give the holders notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to holders of a default of the character described in the fourth bullet point under “—Mortgage Events of Default” may be given until at least 45 days after the occurrence thereof. The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interest of the holders.

As a condition precedent to certain actions by the Trustee in the enforcement of the lien of the Mortgage and institution of action on the Mortgage Bonds, the Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith.

Optional Redemption

At any time prior to December 15, 2005, Illinois Power may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Bonds at a redemption price of 111.5% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of any public or private offering of its Equity Interests (other than Disqualified Stock) or a cash contribution to the common equity capital of Illinois Power provided that:

(1)	at least 65% of the aggregate principal amount of Bonds remains outstanding immediately after the occurrence of such redemption (excluding Bonds held by Illinois Power and its Affiliates); and

(2)	the redemption occurs within 120 days of the date of the closing of such offering or contribution.

Except pursuant to the preceding paragraph, the Bonds will not be redeemable at our option prior to December 15, 2006.

On and after December 15, 2006, we may redeem all or a part of the Bonds upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Bonds redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2006	105.750%
2007	102.875%
2008 and thereafter	100.000%

If less than all of the Bonds are to be redeemed at any time, the Trustee will select Bonds for redemption as follows:

(1)	if the Bonds are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Bonds are listed; or

(2)	if the Bonds are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No Bonds of $1,000 principal amount or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Bonds to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Bonds under the Mortgage. Notices of redemption may not be conditional.

If any Bond is to be redeemed in part only, the notice of redemption that relates to that Bond will state the portion of the principal amount of that Bond that is to be redeemed. A new Bond in principal amount equal to the unredeemed portion of the original Bond will be issued in the name of the holder of Bonds upon cancellation of the original Bond. Bonds called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Bonds or portions of them called for redemption.

Mandatory Redemption

Except as provided in the next paragraph, or under “Redemption at the Option of Holders,” Illinois Power is not required to make mandatory redemption or sinking fund payments with respect to the Bonds.

In the event of certain events of bankruptcy or insolvency with respect to Illinois Power, any Subsidiary that is a Significant Subsidiary of Illinois Power or any group of Subsidiaries of Illinois Power that, taken together, would constitute a Significant Subsidiary, then Illinois Power will be required to redeem the Bonds, at a redemption price equal to 100% of the aggregate principal amount of the Bonds plus accrued and unpaid interest, if any, on the Bonds to the date of redemption, without further action or notice on the part of the Trustee or the holders of the Bonds.

Redemption at the Option of Holders

Upon the occurrence of any of the following events (the “Triggering Events”):

(1)	failure for 30 days to pay when due interest on the Bonds;

(2)	failure to pay when due the principal of, or premium, if any, on the Bonds;

(3)	the events described in “—Triggering Events” under the captions “—Restricted Payments,” “—Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Liens,” “—Dividend and Other Payment Restrictions Affecting Subsidiaries,” “—Merger, Consolidation or Sale of Assets,” “—Transactions with Affiliates,” “—Designation of Restricted and Unrestricted Subsidiaries,” “—Future Subsidiary Guarantees,” “—Sale and Leaseback Transactions,” and “—Business Activities;”

(4)	failure by Illinois Power or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions “—Triggering Events—Reports” and “Repurchase at the Option of Holders—Asset Sales;”

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Illinois Power or any of its Restricted Subsidiaries or a Transitional Funding Trust (or the payment of which is guaranteed by Illinois Power or any of its Restricted Subsidiaries or a Transitional Funding Trust) whether such Indebtedness or guarantee now exists, or is created after the original issue date of the Bonds, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more; or

(6)	failure by Illinois Power or any of its Subsidiaries to pay final judgments no longer subject to appeal or for which execution of the judgment is not stayed aggregating in excess of $25 million, which judgments are not paid, discharged or stayed for a period of 60 days, the holders of at least 25% in principal amount of the then outstanding Bonds may deliver a notice to Illinois Power requiring Illinois Power to redeem the Bonds, at a redemption price equal to 100% of the aggregate principal amount of the Bonds plus accrued and unpaid interest, if any, on the Bonds to the date of redemption. Within three days after the delivery of such notice, Illinois Power will commence mandatory redemption of the Bonds in accordance with the procedures of DTC with a redemption date not more than 30 days after notice to the holders of the Bonds.

The holders of a majority in aggregate principal amount of the Bonds then outstanding by notice to Illinois Power and the Trustee may on behalf of the holders of all of the Bonds waive any existing Triggering Event and its consequences except a continuing Triggering Event related to the payment of interest on, or the principal of, the Bonds.

In the case of any Triggering Event occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Illinois Power with the intention of avoiding payment of the premium that Illinois Power would have had to pay if Illinois Power then had elected to redeem the Bonds pursuant to the provisions of the Supplemental Indenture relating to redemption at the option of Illinois Power, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the redemption of the Bonds at the option of the holders. If a Triggering Event occurs prior to December 15, 2006, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Illinois Power with the intention of avoiding the prohibition on redemption of the Bonds prior to December 15, 2006, then a premium of 11½% will also become immediately due and payable to the extent permitted by law upon the redemption of the Bonds at the option of the holders.

Illinois Power is required to deliver to the Trustee annually a statement regarding compliance with the Mortgage. Upon becoming aware of any Triggering Event, Illinois Power is required to deliver to the Trustee a statement specifying such Triggering Event.

Triggering Events

Restricted Payments

A Triggering Event will occur if Illinois Power or any of its Restricted Subsidiaries directly or indirectly:

(1)	declares or pays any dividend or makes any other payment or distribution on account of Illinois Power’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Illinois Power or any of its Restricted Subsidiaries) or to the direct or indirect holders of Illinois Power’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Illinois Power or to Illinois Power or a Restricted Subsidiary of Illinois Power);

(2)	purchases, redeems or otherwise acquires or retires for value (including, without limitation, in connection with any merger or consolidation involving Illinois Power) any Equity Interests of Illinois Power or any direct or indirect parent of Illinois Power;

(3)	makes any payment on or with respect to, or purchases, redeems, defeases or otherwise acquires or retires for value any Indebtedness of Illinois Power that is contractually subordinated in right of payment to the Bonds, except (a) a payment of interest or principal at the Stated Maturity thereof or (b) a purchase, redemption, acquisition or retirement required to be made pursuant to the terms of such Indebtedness (including pursuant to an asset sale or change in control provision); or

(4)	makes any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Illinois Power would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the Triggering Event described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Illinois Power and its Restricted Subsidiaries after the original issue date of the Bonds (excluding Restricted Payments permitted by clauses (2), (3), (4) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Illinois Power for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the original issue date of the Bonds to the end of Illinois Power’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds received by Illinois Power (including the fair market value of any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests (other than Disqualified Stock) of Illinois Power) since the original issue date of the Bonds as a contribution to its common equity capital or from the issue or sale of Equity Interests of Illinois Power (other than Disqualified Stock and other than sales to a Restricted Subsidiary of Illinois Power) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Illinois Power that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock or debt securities sold to a Restricted Subsidiary of Illinois Power), plus

(c)	to the extent that any Restricted Investment that was made after the original issue date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d)	to the extent that any Unrestricted Subsidiary of Illinois Power is redesignated as a Restricted Subsidiary after the original issue date of the Bonds, the lesser of (i) the fair market value of Illinois Power’s Investment in such Subsidiary as of the date of such redesignation and (ii) the book value (determined in accordance with GAAP) of Illinois Power’s Investment in such Subsidiary as of the date of such redesignation.

Notwithstanding the foregoing, the following will not constitute a Triggering Event:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Supplemental Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness of Illinois Power that is contractually subordinated in right of payment to the Bonds or of any Equity Interests of Illinois Power or any direct or indirect parent of Illinois Power in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Illinois Power) of, Equity Interests of Illinois Power (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of any Indebtedness of Illinois Power that is contractually subordinated in right of payment to the Bonds with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any distribution or dividend by a Restricted Subsidiary of Illinois Power to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Illinois Power held by any member of Illinois Power’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.5 million in any calendar year;

(6)

payments to Illinova to enable Illinova to pay its reasonable fees and expenses (including but not limited to, interest on Illinova’s Indebtedness) incurred in the ordinary course of business, which fees and expenses shall not be greater than the sum of (a) amounts necessary to pay interest that accrues on the principal amount of Illinova 7.125% Senior Notes due 2004 outstanding on the original issue date, provided that at the time of payment no Triggering Event shall have occurred and Illinova shall have made all required payments on its note or notes payable to Illinois Power, and (b) $1.0 million for any calendar year; provided that (a) any such payment complies with any regulatory restrictions then applicable to Illinois Power and (b) the Fixed Charge Coverage Ratio for Illinois Power’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which any such payment is made was at least 2.0 to 1;

(7)	payments of dividends on shares of Illinois Power’s preferred stock outstanding on the original issue date in an amount not to exceed $2.5 million in any calendar year;

(8)	payments made pursuant to the Services and Facilities Agreement; and

(9)	other Restricted Payments in an aggregate amount since the original issue date not to exceed $5 million;

provided that, with respect to clauses (2), (3), (5), (6), (7), (8) and (9) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Illinois Power or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Triggering Event will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20 million. Not later than the date of making any Restricted Payment (excluding Restricted Payments permitted by clauses (5)-(8)), Illinois Power will deliver to the Trustee an officer’s certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” Triggering Event were computed, together with a copy of any fairness opinion or appraisal required under the Supplemental Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

A Triggering Event will occur if (i) Illinois Power or any of its Restricted Subsidiaries, directly or indirectly, creates, incurs, issues, assumes, guarantees or otherwise becomes directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), or Illinois Power issues any Disqualified Stock or permits any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Illinois Power may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and its Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, without the occurrence of a Triggering Event, if the Fixed Charge Coverage Ratio for Illinois Power’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; (ii) Illinois Power incurs any Indebtedness (including Permitted Debt as defined below) that is contractually subordinated in right of payment to any other Indebtedness of Illinois Power unless such Indebtedness is also contractually subordinated in right of payment to the Bonds on substantially identical terms; provided, however, that no Indebtedness of Illinois Power will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Illinois Power solely by virtue of being secured on a junior basis or by virtue of being unsecured; or (iii) a Transitional Funding Trust incurs Indebtedness represented by Transitional Funding Notes issued after the original issue date of the Bonds (a) with an aggregate principal amount in excess of $300 million or (b) for any purpose other than, directly or indirectly, to refund, refinance or replace any other Indebtedness of the Transitional Funding Trust, Illinois Power or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) will not constitute a Triggering Event:

(1)

the incurrence by Illinois Power pursuant to this clause (1) of additional Indebtedness and letters of credit under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Illinois Power thereunder), in an aggregate amount up to $300 million at any time outstanding less any amounts permanently repaid under any such Credit Facility with the Net Proceeds of an Asset Sale;

(2)	Existing Indebtedness;

(3)	the incurrence by Illinois Power of Indebtedness represented by the Bonds (including the exchange bonds to be issued pursuant to the registration rights agreement) and the incurrence by any Subsidiary Guarantor of a Subsidiary Guarantee of those Bonds ( including the exchange bonds to be issued pursuant to the registration rights agreement);

(4)	the incurrence by Illinois Power or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Illinois Power or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10 million at any time outstanding;

(5)	the incurrence by Illinois Power or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this Triggering Event or clause (2), (3), (5) or (12) of this paragraph;

(6)	the incurrence by Illinois Power or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Illinois Power or any of its Restricted Subsidiaries; provided, however, that:

(a)	if Illinois Power is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Bonds;

(b)	if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Subsidiary Guarantor’s Subsidiary Guarantee, if any; and

(c)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Illinois Power or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Illinois Power or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Illinois Power or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by Illinois Power or any of its Restricted Subsidiaries of Hedging Obligations;

(8)	the guarantee by Illinois Power or any Restricted Subsidiary of Indebtedness of Illinois Power or any Restricted Subsidiary that was permitted to be incurred by another provision of this Triggering Event;

(9)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of such Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Triggering Event; provided, in each such case, that the amount thereof is included in the Fixed Charges of Illinois Power as accrued;

(10)	Indebtedness in respect of bid, performance or surety bonds issued for the account of Illinois Power or any Restricted Subsidiary thereof in the ordinary course of business, including guarantees or obligations of Illinois Power or any Restricted Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(11)	the incurrence by Illinois Power’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Illinois Power that was not permitted by this clause (11);

(12)	the incurrence by Illinois Power of additional Indebtedness consisting of securities issued pursuant to the Mortgage in respect of claims relating to Illinois Power’s obligations pursuant to agreements with gas, electric power and other energy suppliers that have been terminated as of the original issue date of the Bonds;

(13)	the incurrence by Illinois Power or any Restricted Subsidiary of additional Indebtedness consisting of letters of credit for purposes of supporting Illinois Power’s or any Restricted Subsidiary’s obligations now or hereafter owing to gas, electric power or other energy suppliers or transportation service providers, not to exceed $25 million at any time outstanding; and

(14)	the incurrence by Illinois Power or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $25 million at any time outstanding.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” Triggering Event:

(1)	in the event that an item of proposed Indebtedness, including Acquired Debt, meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this Triggering Event, Illinois Power will be permitted to classify (or later classify or reclassify such Indebtedness, in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this Triggering Event; and

(2)	with respect to any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

Liens

A Triggering Event will occur if Illinois Power or any of its Restricted Subsidiaries, directly or indirectly, creates, incurs, assumes or otherwise causes or suffers to exist or become effective any Lien of any kind securing Indebtedness or Attributable Debt on any of their property or assets, now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

A Triggering Event will occur if Illinois Power or any of its Restricted Subsidiaries, directly or indirectly, creates or permits to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Illinois Power or any of its Restricted Subsidiaries, or pay any Indebtedness owed to Illinois Power or any of its Restricted Subsidiaries;

(2)	make loans or advances to Illinois Power or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Illinois Power or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, the preceding Triggering Event will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities in effect on the original issue date of the Bonds and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the original issue date of the Bonds;

(2)	the Mortgage, the Supplemental Indenture and the Bonds;

(3)	applicable law, regulations or regulatory orders;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Illinois Power or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Supplemental Indenture to be incurred;

(5)	customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions or dispositions of assets by that Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness or Attributable Debt otherwise permitted to be incurred under the provisions of the Triggering Event described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens, and Liens attaching to intangible transition property established in accordance with a transitional funding order issued by the ICC; and

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

A Triggering Event will occur if Illinois Power directly or indirectly: (i) consolidates or merges with or into another Person (whether or not Illinois Power is the surviving corporation); (ii) sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of Illinois Power and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, or (iii) leases all or substantially all of its properties or assets, in one or more related transactions, to any other Person, unless:

(1)	either: (a) Illinois Power is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Illinois Power) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)

(a) the Person formed by or surviving any such consolidation or merger (if other than Illinois Power) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Illinois Power under the Bonds, the Mortgage and the Registration Rights Agreement pursuant to agreements in form reasonably satisfactory to the Trustee; and (b) such Person executes and delivers to the Trustee a supplemental indenture that contains a grant, conveyance, transfer and mortgage by such Person confirming the lien of the Mortgage on the property subject to such lien and subjecting to such lien all property thereafter acquired by such Person that shall constitute an improvement, extension or addition to the property subject to the lien of the Mortgage or renewal, replacement or substitution of or for any part thereof and, at the election of such Person, subjecting to the lien of the Mortgage such other property then owned or thereafter acquired by such Person as such Person shall specify;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)	Illinois Power or the Person formed by or surviving any such consolidation or merger (if other than Illinois Power), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the Triggering Event described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, however, that this clause (4) shall be suspended during any period in which Illinois Power and its Restricted Subsidiaries are not subject to the Suspended Triggering Events; and

(5)	Illinois Power, or the Person formed by or surviving any such consolidation or merger (if other than Illinois Power), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such transaction and any supplemental indenture entered into in connection therewith comply with all of the terms of this Triggering Event and that all conditions precedent provided for in this Triggering Event relating to such transaction or series of transactions have been complied with.

Clauses (4) and (5) under this “Merger, Consolidation or Sale of Assets” Triggering Event will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Illinois Power and any of its Restricted Subsidiaries or as a result of the creation and establishment of intangible transition property pursuant to a transitional funding order issued by the ICC.

Transactions with Affiliates

A Triggering Event will occur if Illinois Power or any of its Restricted Subsidiaries makes any payment to, or sells, leases, transfers or otherwise disposes of any of its properties or assets to, or purchases any property or assets from, or enters into or makes or amends any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate or any Transitional Funding Trust (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction (a) is on terms that are no less favorable to Illinois Power or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Illinois Power or such Restricted Subsidiary with an unrelated Person or (b) has been approved by applicable regulatory authorities; and

(2)	Illinois Power delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, a Board Resolution set forth in an officer’s certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions (a) where there is no disinterested member of the Board of Directors and the aggregate consideration is in excess of $10 million or (b) involving aggregate consideration in excess of $20 million, an opinion as to the fairness to the holders of the Bonds of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be deemed to be Triggering Events:

(1)	any employment agreement entered into by Illinois Power or any of its Restricted Subsidiaries in the ordinary course of business of Illinois Power or such Restricted Subsidiary;

(2)	transactions between or among Illinois Power and/or its Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of Illinois Power solely because Illinois Power owns an Equity Interest in such Person;

(4)	payment of reasonable directors fees to Persons who are not otherwise Affiliates of Illinois Power;

(5)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of Illinois Power;

(6)	Permitted Investments pursuant to the Supplemental Indenture and Restricted Payments that are permitted by the provisions of the Supplemental Indenture described above under the caption “—Restricted Payments;”

(7)	fees and compensation paid to and indemnity provided on behalf of directors, officers or employees of Illinois Power or any Restricted Subsidiary of Illinois Power in the ordinary course of business, including reimbursement or advancement of out of pocket expenses and provision of directors’ and officers’ liability insurance;

(8)	transactions pursuant to any agreement in effect on the original issue date of the Bonds as the same may be amended from time to time in any manner not materially less favorable to the holders of the Bonds;

(9)	advances to officers, directors and employees of Illinois Power or any Restricted Subsidiary made in the ordinary course of business of Illinois Power and/or its Restricted Subsidiaries and in compliance with applicable law in an aggregate amount not to exceed $1.0 million outstanding at any one time;

(10)	transactions pursuant to the Services and Facilities Agreement or the DMG Power Purchase Agreement, as the same may be amended, renewed, extended, replaced or otherwise modified, provided such amendment, renewal, extension, replacement or other modification has been approved by the applicable regulatory agency;

(11)	transactions respecting the renewal of the lease of the Tilton Energy Center on terms no less favorable to Illinois Power and dispositions of the leased property by Illinois Power for consideration not less than Illinois Power’s purchase price of such property;

(12)	purchases of natural gas supply and transportation by Illinois Power from an Affiliate, and sales of electric transmission services, natural gas supply and distribution services and electric supply and distribution services by Illinois Power to an Affiliate, in each case in the ordinary course of business in accordance with past practices so long as such purchases or sales are subject to regulatory oversight; and

(13)	the sale to a Transitional Funding Trust, either directly or indirectly, of any intangible transition property established pursuant to a transitional funding order issued by the ICC.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary of Illinois Power if that designation would not cause a Triggering Event; provided that in no event will the business currently operated by Illinois Power be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Illinois Power and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the Triggering Event described above under the caption “—Restricted Payments.” That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of Illinois Power may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Illinois Power of any outstanding Indebtedness of such Unrestricted Subsidiary, and (2) such Indebtedness is permitted under the Triggering Event described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (3) no Default or Event of Default would be in existence following such designation.

Future Subsidiary Guarantees

A Triggering Event will occur if any Restricted Subsidiary of Illinois Power guarantees the payment of any Indebtedness of Illinois Power, unless: (i) such Restricted Subsidiary simultaneously executes and delivers to the Trustee a Subsidiary Guarantee of such Restricted Subsidiary except that with respect to a Guarantee of Indebtedness of Illinois Power if such Indebtedness is by its express terms subordinated in right of payment to the Bonds, any such Guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Subsidiary Guarantee with respect to the Bonds substantially to the same extent as such Indebtedness is subordinated to the Bonds; (ii) such Restricted Subsidiary waives and does not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against Illinois Power or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee of the Bonds; and (iii) such Restricted Subsidiary delivers to the Trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (A) existed at the time such Person became a Restricted Subsidiary of Illinois Power and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of Illinois Power.

Notwithstanding the foregoing and the other provisions of the Supplemental Indenture, in the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction) to a Person which is not Illinois Power or a Restricted Subsidiary of Illinois Power, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1)	the sale or other disposition does not result in a Triggering Event; and

(2)	the Subsidiary Guarantor is also released or discharged from its obligations under the Guarantee which resulted in the creation of such Subsidiary Guarantee, except by or as a result of payment under such Guarantee.

Further, a Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if it is released or discharged from its obligations under the Guarantee which resulted in the creation of such Subsidiary Guarantee, except by or as a result of payment under such Guarantee.

Sale and Leaseback Transactions

A Triggering Event will occur if Illinois Power or any of its Restricted Subsidiaries enters into any sale and leaseback transaction; provided that Illinois Power or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)	Illinois Power or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the Triggering Event described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officer’s certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and Illinois Power applies the proceeds of such transaction in compliance with, the Triggering Event described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

provided, however, that the foregoing clauses (1) and (3) shall be suspended during any period in which Illinois Power and its Restricted Subsidiaries are not subject to the Suspended Triggering Events.

Business Activities

A Triggering Event will occur if Illinois Power or any of its Restricted Subsidiaries engages in any business other than Permitted Businesses, except to such extent as would not be material to Illinois Power and its Subsidiaries taken as a whole.

Reports

Whether or not required by the Commission, so long as any Bonds are outstanding, Illinois Power will furnish to the holders of Bonds (unless publicly available on the Commission’s EDGAR system) within the time periods specified in the Commission’s rules and regulations (as if required):

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Illinois Power were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the certifications that would be required by Rule l3a-14 under the Exchange Act and, with respect to the annual information only, a report on the annual financial statements by Illinois Power’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if Illinois Power were required to file such reports,

failing which a Triggering Event will occur 30 days after notice.

If Illinois Power has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Illinois Power and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Illinois Power.

In addition, a Triggering Event will occur, after notice and expiration of time, if (a) Illinois Power fails to file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and fails to make such information available to securities analysts and prospective investors upon request or (b) Illinois Power fails to furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Asset Sales

A Triggering Event will also result, subject to notice and lapse of time, in the circumstances described below under “—Repurchase at the Option of Holders—Asset Sales.”

Suspended Triggering Events

During any period of time that the Bonds have an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default has occurred and is continuing under the Mortgage, Illinois Power and its Restricted Subsidiaries will not be subject to the Triggering Events described under the following captions:

•	“—Restricted Payments;”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

•	“—Transactions with Affiliates;”

•	“—Designation of Restricted and Unrestricted Subsidiaries;” and

•	“—Repurchase at the Option of Holders—Asset Sales,”

(collectively, the “Suspended Triggering Events”); provided, however, that the Triggering Events described under the following sub captions will not be so suspended:

•	“—Liens;”

•	“—Merger, Consolidation or Sale of Assets” (except as set forth therein);

•	“—Business Activities;”

•	“—Future Subsidiary Guarantees;”

•	“—Sale and Leaseback Transactions” (except as set forth therein); and

•	“—Reports.”

As a result, during any period in which Illinois Power and its Restricted Subsidiaries are not subject to the Suspended Triggering Events, the Bonds will not be entitled to the benefit of those provisions.

If Illinois Power and its Restricted Subsidiaries are not subject to the Suspended Triggering Events for any period of time as a result of the preceding paragraph and, subsequently, either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Bonds below the Investment Grade Rating so that the Bonds do not have an Investment Grade Rating from both Rating Agencies, or a Default or Event of Default occurs and is continuing, Illinois Power and its Restricted Subsidiaries will thereafter again be subject to the Suspended Triggering Events, subject to the terms, conditions and obligations set forth in the Supplemental Indenture (each such date of reinstatement being the “Reinstatement Date”), including the preceding paragraph, provided, however, that no immediate Triggering Event shall occur as a result of such reinstatement of the Suspended Triggering Events. Compliance with the Suspended Triggering Events with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the provision described under “—

Triggering Event—Restricted Payments” only for the period the Triggering Event provision had been in effect, with any Restricted Payment made during any other period being disregarded for purposes of calculating the “basket” amount in the second clause (3) of that Triggering Event and any credit to such basket during such period likewise being disregarded.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Bonds will have the right to require Illinois Power to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s Bonds pursuant to a Change of Control Offer on the terms set forth in the Supplemental Indenture. In the Change of Control Offer, Illinois Power will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Bonds repurchased plus accrued and unpaid interest, if any, on the Bonds repurchased, to the date of purchase. Within 30 days following any Change of Control, Illinois Power will mail a notice to each holder of the Bonds describing the transaction or transactions that constitute the Change of Control and offering to repurchase Bonds on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Supplemental Indenture and described in such notice.

On the Change of Control Payment Date, Illinois Power will, to the extent lawful:

(1)	accept for payment all Bonds or portions of Bonds properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Bonds or portions of Bonds properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Bonds properly accepted together with an officer’s certificate stating the aggregate principal amount of Bonds or portions of Bonds being purchased by Illinois Power.

The paying agent will promptly mail to each holder of Bonds properly tendered the Change of Control Payment for such Bonds, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Bond equal in principal amount to any unpurchased portion of the Bonds surrendered, if any; provided that each new Bond will be in a principal amount of $1,000 or an integral multiple of $1,000.

Illinois Power will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Illinois Power will comply with the requirements of Rule 14e–1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Bonds as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Supplemental Indenture, Illinois Power will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Mortgage by virtue of such conflict.

The provisions described above that require Illinois Power to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Supplemental Indenture are applicable.

Illinois Power will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Supplemental Indenture applicable to a Change of Control Offer made by Illinois Power and purchases all Bonds properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Illinois Power and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Bonds to require Illinois Power to repurchase its Bonds as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Illinois Power and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

A Triggering Event will occur, subject to notice and lapse of time, if Illinois Power or any of its Restricted Subsidiaries consummates an Asset Sale, unless:

(1)	Illinois Power (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the fair market value is determined by Illinois Power’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officer’s certificate delivered to the Trustee; and

(3)	at least 75% of the consideration received in the Asset Sale by Illinois Power or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Illinois Power’s or such Restricted Subsidiary’s most recent balance sheet, of Illinois Power or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Bonds in right of payment) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Illinois Power or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by Illinois Power or any such Restricted Subsidiary from such transferee that are converted by Illinois Power or such Restricted Subsidiary into cash within 60 days of the Asset Sale, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Illinois Power or such Restricted Subsidiary may apply those Net Proceeds at its option:

(1)	to repay senior secured Indebtedness of Illinois Power, Transitional Funding Notes or to permanently repay Indebtedness under any of the Credit Facilities;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)	to make a capital expenditure; or

(4)	to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Illinois Power or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or invest the Net Proceeds in any manner that is not prohibited by the Supplemental Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25 million, Illinois Power will make a pro rata offer (an “Asset Sale Offer”) to all holders of Bonds and all holders of other Indebtedness that ranks equally in right of payment with the Bonds containing provisions similar to those set forth in the Supplemental Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Bonds and such other Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Illinois Power may use those Excess Proceeds for any purpose not otherwise prohibited by the Supplemental Indenture. If the aggregate principal amount of Bonds tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated to repurchases of Bonds, the Trustee will select the Bonds to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Failure to comply with the provisions respecting an Asset Sale Offer will result in a Triggering Event, subject to notice and lapse of time.

To the extent that any Asset Sale constitutes the sale, conveyance or other disposition of all or substantially all of the assets of Illinois Power and its Restricted Subsidiaries taken as a whole, such transaction will be governed by the provisions of the Supplemental Indenture described above under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Triggering Events—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale Triggering Event.

Illinois Power will comply with the requirements of Rule 14e–1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Bonds pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Supplemental Indenture, Illinois Power will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Supplemental Indenture by virtue of such conflict.

The agreements governing Illinois Power’s other Indebtedness may contain restrictions relating to certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of Bonds of their right to require Illinois Power to repurchase the Bonds upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Illinois Power. Finally, Illinois Power’s ability to pay cash to the holders of Bonds upon a repurchase may be limited by Illinois Power’s then existing financial resources.

Certain Definitions

Set forth below are certain defined terms used in the Supplemental Indenture. Reference is made to the Supplemental Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a specified Person will be deemed to be control by the other Person; provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of the other Person shall not be deemed an Affiliate of the specified Person merely because of such common ownership in the other Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Nothwithstanding the preceding, no Transitional Funding Trust will be deemed to be an Affiliate of Illinois Power or any of its Restricted Subsidiaries.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights, other than inventory, obsolete equipment or the sales or transportation of electricity or gas supply in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Illinois Power and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Mortgage described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Triggering Events—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale Triggering Event; and

(2)	the issuance of Equity Interests in any of Illinois Power’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2)	a transfer of assets, rights or Equity Interests in a Restricted Subsidiary between or among Illinois Power and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to Illinois Power or to another Restricted Subsidiary;

(4)	a Restricted Payment or Permitted Investment that does not result in a Triggering Event described above under the caption “—Triggering Events—Restricted Payments;”

(5)	sales, transfers or other dispositions of assets, including Capital Stock of Restricted Subsidiaries, or rights for consideration at least equal to the fair market value of the assets or rights sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business of Illinois Power and its Restricted Subsidiaries existing on the date of such sale or other disposition; provided, however, that any cash received by Illinois Power shall be treated as Net Proceeds and applied as set forth in the Triggering Event described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” provided, further, that the fair market value of the assets or rights sold or disposed of is determined as provided in the final paragraph of the Triggering Event described above under “—Triggering Events—Restricted Payments;”

(6)	a sale, transfer or disposition of the Tilton Energy Center for consideration not less than Illinois Power’s purchase price;

(7)	any sale, transfer or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(8)	the creation or perfection of a Lien on any properties or assets (or any income or profit therefrom) of Illinois Power or any of its Restricted Subsidiaries that is permitted by the Triggering Event described under the caption “—Triggering Events—Liens;”

(9)	the surrender or waiver of contract rights or the settlement, release or surrender of contractual, noncontractual or other claims of any kind, in each case with Persons who are not Affiliates;

(10)	the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; and

(11)	the sale to a Transitional Funding Trust, either directly or indirectly, of any intangible transition property established pursuant to a transitional funding order issued by the ICC.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership having a corporate general partner, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or Assistant Secretary, or the equivalent thereof, to have been duly adopted by the Board of Directors of a Person and to be in full force and effect on the date of such certification.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of 180 days or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 180 days, demand and overnight bank deposits and similar types of investments routinely offered by commercial banks, in each case, with any lender under a Credit Facility or any commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or Standard & Poor’s and in each case maturing within 270 days after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Illinois Power and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act, including any “group” within the meaning of the Exchange Act) other than to Dynegy or a Subsidiary of Dynegy;

(2)	the adoption of a plan relating to the liquidation or dissolution of Illinois Power or Dynegy;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 40% of the Voting Stock of Illinois Power or Illinova or Dynegy measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Illinois Power or Dynegy are not Continuing Directors.

“Commission” means the Securities and Exchange Commission or any successor agency.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale or the disposition of any securities or extinguishment of Indebtedness, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	all extraordinary, unusual or non-recurring items of loss or expense to the extent not included in clause (1) above; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP; provided that non-cash expenses recorded as a result of deferred energy accounting will not be added to Consolidated Net Income.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the aggregate Net Income (but not net loss in excess of such aggregate Net Income) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4)	the cumulative effect of a change in accounting principles will be excluded; and

(5)	any equity in earnings or losses of Illinova or Dynegy will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Illinois Power who:

(1)	was a member of such Board of Directors on the original issue date of the Bonds; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, and includes any securities issued pursuant to the Mortgage in order to secure any amounts outstanding under a credit facility from time to time; provided that the obligation of Illinois Power to make any payment on any such securities shall be:

(1)	no greater than the amount required to be paid under such credit facility that is secured by such payment obligation;

(2)	payable no earlier than such amount is required to be paid under such credit facility; and

(3)	deemed to have been paid or otherwise satisfied and discharged to the extent that Illinois Power has paid such amount under such credit facility;

provided further, that any amounts Illinois Power is obligated to pay under such securities will not be included for purposes of determining the aggregate amount outstanding under Credit Facilities that is permitted under clause (1) of the second paragraph under “—Triggering Events—Incurrence of Indebtedness and Issuance of Preferred Stock” above.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default as defined in the Mortgage.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than as a result of an optional redemption by the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Bonds mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Illinois Power to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Illinois Power or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the Triggering Event described above under the caption “—Triggering Events—Restricted Payments.”

“DMG Power Purchase Agreement” means the Power Purchase Agreement between Illinois Power and DMG existing on the original issue date of the Bonds as amended, restated, modified, renewed or replaced in whole or in part from time to time, provided that any such amendment, restatement, modification, renewal or replacement shall have been approved by appropriate regulatory authorities.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” means an Event of Default as defined in the Mortgage, such Events of Default being described above under “—Mortgage Events of Default.”

“Existing Indebtedness” means all Indebtedness of Illinois Power and its Subsidiaries (other than Indebtedness under a Credit Facility) in existence on the original issue date and the Transitional Funding Notes Series 1998-1 issued by a Transitional Funding Trust and any Indebtedness consisting of letters of credit for purposes of supporting Illinois Power’s obligations arising out of its sale of its electric transmission assets, not to exceed $45 million at any time outstanding.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, the interest component of all distributions made by a Transitional Funding Trust to holders of its Transitional Funding Notes, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations described in clause (1) of the definition; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Illinois Power (other than Disqualified Stock) or to Illinois Power or a Restricted Subsidiary of Illinois Power.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the end of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business) and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of Illinois Power (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the original issue date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the net obligations (not the notional amount) of such Person incurred in the normal course of business and not for speculative purposes under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements designed to protect the Person entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2)	foreign exchange contracts and currency protection agreements entered into with one or more financial institutions designed to protect the Person entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;

(3)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that Person at the time; and

(4)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof other than letters of credit taken out by such Person in the ordinary course of business, to the extent not drawn);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB - (or the equivalent) by Standard & Poor’s.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, moving, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Illinois Power or any Subsidiary of Illinois Power sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Illinois Power such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Illinois Power, Illinois Power will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the Triggering Event described above under the caption “—Triggering Events—Restricted Payments.” The acquisition by Illinois Power or any Subsidiary of Illinois Power of a Person that holds an Investment in a third Person will be deemed to be an Investment by Illinois Power or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the Triggering Event described above under the caption “—Triggering Events—Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement representing a lease not intended as a security agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	the aggregate gain (but not loss in excess of such aggregate gain), together with any related provision for taxes on such gain (but not loss in excess of such aggregate gain), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2)	the aggregate extraordinary, unusual or non-recurring gain (but not loss in excess of such aggregate extraordinary gain), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate proceeds received by Illinois Power or any of its Restricted Subsidiaries in respect of any Asset Sale in cash or Cash Equivalents (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or estimated to be payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Illinois Power nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Bonds) of Illinois Power or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Illinois Power or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business that derives a majority of its revenues from the business engaged in by Illinois Power and its Restricted Subsidiaries on the original issue date of the Bonds and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Illinois Power and its Restricted Subsidiaries are engaged on the original issue date of the Bonds, as determined in good faith by the Board of Directors of Illinois Power.

“Permitted Investments” means:

(1)	any Investment in Illinois Power or in a Restricted Subsidiary of Illinois Power (excluding redemptions, purchases, acquisitions or retirements of Equity Interests of Illinois Power);

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Illinois Power or any Restricted Subsidiary of Illinois Power in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Illinois Power; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Illinois Power or a Restricted Subsidiary of Illinois Power;

(4)	any Investment made as a result of the receipt of consideration consisting of other than cash or Cash Equivalents from (a) an Asset Sale that was made pursuant to and in compliance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” or (b) a disposition of assets not constituting an Asset Sale pursuant to clause (1) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5)	any acquisition of assets to the extent it is in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Illinois Power;

(6)	any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)	Hedging Obligations;

(8)	payroll advances or loans in the ordinary course of business to officers and employees of Illinois Power or any of its Restricted Subsidiaries, so long as the aggregate principal amount of such advances or loans that constitute Investments does not exceed $1.0 million at any one time outstanding;

(9)	any Investments made in accordance with clause (5) of the definition of “Asset Sales” with respect to items not deemed to be Asset Sales; and

(10)	other Investments in any Person that is not also a Restricted Subsidiary of Illinois Power having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the original issue date of the Bonds, not to exceed $5 million.

“Permitted Liens” means:

(1)	Liens securing any Indebtedness under a Credit Facility that was permitted by the terms of the Supplemental Indenture to be incurred, and all Obligations and Hedging Obligations relating to such Indebtedness;

(2)	Liens in favor of Illinois Power or any Subsidiary Guarantors;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Illinois Power or any Restricted Subsidiary of Illinois Power; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Illinois Power or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition of the property by Illinois Power or any Restricted Subsidiary of Illinois Power, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the Triggering Event entitled “—Triggering Events—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7)	Liens securing Existing Indebtedness (including the Lien of the Mortgage);

(8)	Liens for taxes, assessments or governmental charges or claims constituting Indebtedness that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens incurred in the ordinary course of business of Illinois Power or any Restricted Subsidiary with respect to Indebtedness or Attributable Debt (including Hedging Obligations) that does not exceed $15 million at any one time outstanding;

(10)	Liens to secure Indebtedness permitted by clauses (7), (13) or (14) of the second paragraph of the Triggering Event entitled “—Triggering Events—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(11)	Liens securing the Bonds or any other Indebtedness issued or to be issued under the Mortgage that was permitted to be incurred under the terms of the Triggering Event described above under “—Triggering Events—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12)	Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(13)	Liens, including pledges, rights of offset and bankers’ liens, on deposit accounts, instruments, investment accounts and investment property (including cash, cash equivalents and marketable securities) from time to time maintained with or held by any financial and/or depository institutions, in each case solely to secure any and all Indebtedness or Attributable Debt now or hereafter existing of Illinois Power or any of its Restricted Subsidiaries in connection with any deposit account, investment account or cash management service (including ACH, Fedwire, CHIPS, concentration and zero balance accounts, and controlled disbursement, lockbox or restricted accounts) now or hereafter provided by any financial and/or depository institutions to or for the benefit of Illinois Power, any of its Restricted Subsidiaries or any special purpose entity directly or indirectly providing loans to or making receivables purchases from Illinois Power or any of its Restricted Subsidiaries; and

(14)	Liens resulting from the creation and establishment of intangible transition property pursuant to a transitional funding order issued by the ICC.

“Permitted Refinancing Indebtedness” means any Indebtedness of Illinois Power or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Illinois Power or any of its Restricted Subsidiaries or a Transitional Funding Trust (other than intercompany Indebtedness), or issued in replacement of any such Indebtedness repaid or otherwise retired within the preceding three months; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, provided, however, that if such Permitted Refinancing Indebtedness is issued in exchange for, or the net proceeds of which are used for the purpose of, extending, refinancing, renewing, replacing, defeasing or refunding Indebtedness of a Transitional Funding Trust, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity greater than the Weighted Average Life to Maturity of, the Bonds;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Bonds, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Bonds on terms at least as favorable to the holders of Bonds as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	if Illinois Power is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, then such Permitted Refinancing Indebtedness is solely the Indebtedness of Illinois Power.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agencies” means Standard & Poor’s and Moody’s, or if Standard & Poor’s or Moody’s or both shall not make a rating on the Bonds publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Illinois Power (as certified by a resolution of its Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Services and Facilities Agreement” means the Services and Facilities Agreement, dated as of June 27, 2000, among Dynegy, Illinois Power and Illinova, as amended, restated, modified, renewed or replaced in whole or in part from time to time, provided that any such amendment, restatement, modification, renewal or replacement shall have been approved by appropriate regulatory authorities.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the original issue date of the Bonds.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

A Transitional Funding Trust will not be deemed to be a Subsidiary of Illinois Power or any of its Subsidiaries notwithstanding that the financial results of such Transitional Funding Trust are consolidated with those of Illinois Power in accordance with GAAP, except for purposes of calculating the Fixed Charge Coverage Ratio and its components (including Consolidated Net Income).

“Subsidiary Guarantee” means any Guarantee of the Bonds to be executed by any Subsidiary of Illinois Power pursuant to the Triggering Event described above under “Triggering Events—Future Subsidiary Guarantees.”

“Subsidiary Guarantors” means any Subsidiary of Illinois Power that executes a Subsidiary Guarantee in accordance with the provisions of the Mortgage, and their respective successors and assigns.

“Transitional Funding Notes” means any debt securities issued by a Transitional Funding Trust in accordance with a transitional funding order of the ICC.

“Transitional Funding Trust” means Illinois Power Special Purpose Trust or any future similar entity, the only assets of which are the intangible transition property which is the right to receive transition charges collected by Illinois Power.

“Unrestricted Subsidiary” means any Subsidiary of Illinois Power that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with Illinois Power or any Restricted Subsidiary of Illinois Power unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Illinois Power or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Illinois Power;

(3)	is a Person with respect to which neither Illinois Power nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Illinois Power or any of its Restricted Subsidiaries; and

(5)	has at least one director on its Board of Directors that is not a director or executive officer of Illinois Power or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Illinois Power or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Illinois Power as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the Triggering Event described above under the caption “—Triggering Events—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Mortgage and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Illinois Power as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the Triggering Event described under the caption “—Triggering Events—Incurrence of Indebtedness and Issuance of Preferred Stock,” such a Triggering Event will occur.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any specified Person:

(1)	any Subsidiary of which 100% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the Subsidiary is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any Subsidiary all the general partnership interests and limited partnership interests, if any, of which are owned, directly or indirectly, by that Person or one or more other Subsidiaries of that Person (or any combination thereof).

Defeasance

Any Mortgage Bond or bonds, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Mortgage and the entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee, in trust:

•	money in the amount which will be sufficient, or

•	“eligible obligations” (as described below) which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies that will be sufficient, or

•	a combination of the foregoing which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Mortgage Bond or bonds or portions thereof.

For this purpose, “eligible obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depository receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

Resignation and Removal of the Trustee

The Trustee may resign at any time by giving written notice thereof to us or may be removed at any time by act of the holders of a majority in principal amount of Mortgage Bonds then outstanding delivered to the Trustee and us. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Mortgage. So long as no mortgage event of default or event which, after notice or lapse of time, or both, would become a mortgage event of default has occurred and is continuing, if we have delivered to the Trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Mortgage, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Mortgage.

Concerning the Trustee

BNY Midwest Trust Company, as successor Trustee under the Mortgage, has been a regular depository of our funds and the trustee with respect to certain of our other debt obligations. As Trustee, BNY Midwest Trust Company would have a conflicting interest for purposes of the Trust Indenture Act if a mortgage event of default were to occur under the Mortgage. In that case, BNY Midwest Trust Company may be required to eliminate such conflicting interest by resigning as Trustee. There are other instances under the Trust Indenture Act that would require the resignation of the Trustee if a mortgage event of default were to occur, such as an affiliate of the Trustee acting as underwriter with respect to any of the Mortgage Bonds.

Transfer

The transfer of Mortgage Bonds may be registered, and Mortgage Bonds may be exchanged for other Mortgage Bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the office of BNY Midwest Trust Company of Chicago, Illinois, as bond registrar for the Mortgage Bonds. We may change the place for registration of transfer of the Mortgage Bonds, may appoint one or more additional bond registrars (including us) and may remove any bond registrar, all at our discretion. No service charge will be made for any transfer or exchange of the Mortgage Bonds, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Mortgage Bonds. We will not be required to issue and no bond registrar will be required to register the transfer of or to exchange:

•	Mortgage Bonds of any series (including the Mortgage Bonds) during a period of 15 days prior to giving any notice of redemption, or

•	any Mortgage Bond selected for redemption in whole or in part, except the unredeemed portion of any Mortgage Bond being redeemed in part.

Governing Law

The Mortgage, the Supplemental Indenture and the Bonds are governed by, and will be construed in accordance with, the laws of the State of Illinois.

Book-Entry Delivery and Form

New bonds will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. New bonds will not be issued in bearer form.

New bonds initially will be represented by one or more new bonds in registered, global form without interest coupons (collectively, the “Global Bonds”). The Global Bonds will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Bonds may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. In addition, transfer of beneficial interests in the Global Bonds will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. Beneficial interests in the Global Bonds may not be exchanged for new bonds in certificated form except in the limited circumstances described below. Please read “— Exchange of Book-Entry Bonds for Certificated Bonds.”

Initially, the Trustee is acting as paying agent and registrar. The new bonds may be presented for registration of transfer and exchange at the offices of the registrar.

Exchange of Book-Entry Bonds for Certificated Bonds

A beneficial interest in a Global Bond may not be exchanged for an new bond in certificated form unless:

(i)	DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Bond or (y) has ceased to be a clearing agency registered under the Exchange Act, and in either case we thereupon fail to appoint a successor depositary within 90 days;

(ii)	we, at our option, notify the Trustee in writing of our election to cause the issuance of the new bonds in certificated form; or

(iii)	there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the new bonds.

In all cases, certificated new bonds delivered in exchange for any Global Bond or beneficial interests in such Global Bond will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures. Any certificated Bond issued in exchange for an interest in a Global Bond will bear the legend restricting transfers that is borne by such Global Bond. Any such exchange will be effected through the DTC’s Deposit/Withdrawal at Custodian system and an appropriate adjustment will be made in the records of the registrar of the new bonds to reflect a decrease in the principal amount of the relevant Global Bond.

Certain Book-Entry Procedures for Global Bonds

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC settlement system and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Bonds, DTC will credit the accounts of Participants exchanging outstanding bonds with portions of the principal amount of the Global Bonds; and

(2)	ownership of these interests in the Global Bonds will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Bonds).

Investors in the Global Bonds who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Bonds who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Bond may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Bond to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Bond to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described herein, owners of interests in the Global Bonds will not have new bonds registered in their names, will not receive physical delivery of new bonds in certificated form and will not be considered the registered owners or holders thereof under the Mortgage for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Bond registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Mortgage. Under the terms of the Mortgage, we and the Trustee will treat the persons in whose names the new bonds, including the Global Bonds, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the Trustee nor any of our respective agents has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Bonds or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Bonds; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the new bonds (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new bonds will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the new bonds, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of new bonds only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Bonds and only in respect of such portion of the aggregate principal amount of the new bonds as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the new bonds, DTC reserves the right to exchange the Global Bonds for legended bonds in certificated form, and to distribute such bonds to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Bonds among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor the Trustee or any of our respective agents, will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same Day Payment

We will make payments in respect of the new bonds represented by the Global Bonds (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the holder of the Global Bond. We will make all payments of principal, interest and premium, if any, with respect to certificated new bonds by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

Notices

Notices to holders of the new bonds will be given by mail to the addresses of such holders as they appear in the security register.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain federal income tax considerations relevant to the exchange of outstanding bonds for new bonds, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new bonds. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

We believe that the exchange of outstanding bonds for new bonds should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the new bonds as it had in the outstanding bonds immediately before the exchange.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new bonds issued under the exchange offer in exchange for the outstanding bonds if:

•	you acquire the new bonds in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new bonds.

You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired outstanding bonds directly from us.

Each broker-dealer that receives new bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new bonds. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding bonds, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new bonds received in exchange for outstanding bonds where such outstanding bonds were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effective date of this registration statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new bonds may be required to deliver a prospectus.

If you wish to exchange new bonds for your outstanding bonds in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering—Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding bonds in the exchange offer. In addition, if you are a broker-dealer who receives new bonds for your own account in exchange for outstanding bonds that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver a prospectus in connection with any resale by you of such new bonds.

We will not receive any proceeds from any sale of new bonds by broker-dealers. New bonds received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

•	in negotiated transactions;

•	through the writing of options on the new bonds or a combination of such methods of resale;

•	at market prices prevailing at the time of resale; and

•	at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new bonds. Any broker-dealer that resells new bonds that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new bonds may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding bonds (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new bonds offered in the exchange offer will be passed upon for us by Schiff Hardin & Waite, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Illinois Power Company for the year ended December 31, 2002, incorporated into this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to the Company’s note receivable from affiliate as described in Notes 3, 5 and 14 to the audited financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Our audited consolidated financial statements as of and for the years ended December 31, 2000 and 2001, incorporated into this registration statement by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. After reasonable efforts, we have been unable to obtain Arthur Andersen’s written consent to the incorporation by reference of their report on such financial statements in this registration statement. Accordingly, we have omitted such consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of their report on such financial statements in this registration statement and as a result of Arthur Andersen’s limited financial resources, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in such financial statements or any omission to state a material fact required to be stated therein.

FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “may,” “will,” “should,” “expect” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•	projected operating or financial results;

•	expectations regarding capital expenditures, preferred dividends and other matters;

•	beliefs about the financial impact of deregulation;

•	assumptions regarding the outcomes of legal and administrative proceedings;

•	estimations relating to the potential impact of new accounting standards;

•	beliefs regarding the consummation of asset sales;

•	intentions with respect to future energy supplies; and

•	anticipated costs associated with legal and regulatory compliance.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, including the following:

•	our substantial indebtedness and our ability to generate sufficient cash flows either from our operations or other liquidity initiatives to service principal and interest on such indebtedness;

•	the timing and extent of changes in commodity prices for natural gas and electricity;

•	the effects of deregulation in Illinois and nationally and the rules and regulations adopted in connection therewith;

•	competition from alternate retail electric providers;

•	general economic and capital market conditions, including overall economic growth, demand for power and natural gas, and interest rates;

•	our ability to consummate a sale transaction relating to our electric transmission system;

•	our ability to negotiate a new bank credit facility on terms acceptable to us and our lenders;

•	the effects of our relationship with Dynegy Inc., our indirect parent company, including the ultimate impact of the legal and administrative proceedings to which it is currently subject;

•	Dynegy’s financial condition, including its ability to maintain its credit ratings and to continue to support payment to us of principal and interest on our $2.3 billion intercompany note receivable from Illinova;

•	the cost of borrowing, access to capital markets and other factors affecting Dynegy’s and our financing activities;

•	operational factors affecting the ongoing commercial operations of our transmission, transportation and distribution facilities, including catastrophic weather-related damage, unscheduled repairs or workforce issues;

•	the cost and other effects of legal and administrative proceedings, settlements, investigations or claims, including environmental liabilities that may not be covered by indemnity or insurance; and

•	other regulatory or legislative developments that affect the energy industry in general and our operations in particular.

Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements. All of our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or as of the date of the report or document in which they are contained, and we undertake no obligation to update such information. We urge you to carefully review and consider the disclosures made in this prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

ANNEX A

LETTER OF TRANSMITTAL

To Tender

Outstanding Unregistered 11½% Mortgage Bonds due 2010

of

ILLINOIS POWER COMPANY

Pursuant to the Exchange Offer and Prospectus dated            , 2003

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2003 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

The Exchange Agent for the Exchange Offer is:

The Bank of New York

101 Barclay Street – 7 East

New York, New York 10286

Attention: Corporate Trust

Operations – Reorganization Unit

Facsimile: (212) 298-1915

Telephone: (212) 815-5098

IF YOU WISH TO EXCHANGE OUTSTANDING UNREGISTERED 11½% MORTGAGE BONDS DUE 2010 (THE “OUTSTANDING BONDS”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF NEW REGISTERED 11½% MORTGAGE BONDS DUE 2010 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) OUTSTANDING BONDS TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO THAT TIME.

The undersigned hereby acknowledges receipt of the Prospectus, dated             , 2003 (the “Prospectus”), the annual report on Form 10-K for the year ended December 31, 2002 and the quarterly report on Form 10-Q for the quarter ended March 31, 2003 (together, the “Exchange Act Documents”), of Illinois Power Company, an Illinois corporation (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offer (the “Exchange Offer”) to exchange its 11½% Mortgage Bonds due 2010 (the “New Bonds”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding and unregistered 11½% Mortgage Bonds due 2010 (the “Outstanding Bonds”). Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Company shall notify the Exchange Agent and each registered holder of the Outstanding Bonds of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Outstanding Bonds. Tender of Outstanding Bonds is to be made according to the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offer— Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery of the Outstanding Bonds to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Outstanding Bonds in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Outstanding Bonds; and

•	You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender Outstanding Bonds, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.    By tendering Outstanding Bonds in the Exchange Offer, you acknowledge receipt of the Prospectus, the Exchange Act Documents and this Letter of Transmittal.

2.    By tendering Outstanding Bonds in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Bonds described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Outstanding Bonds.

3.    You understand that the tender of the Outstanding Bonds pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the Prospectus.

4.    By tendering Outstanding Bonds in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 8, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Bonds issued in exchange for the Outstanding Bonds pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Bonds exchanged for such New Bonds directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Bonds are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such New Bonds.

5.    By tendering Outstanding Bonds in the Exchange Offer, you represent and warrant that:

a.    the New Bonds acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b.    neither you nor any such other person is engaging in or intends to engage in a distribution of such New Bonds;

c.    neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Bonds; and

d.    neither the holder nor any such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company.

6.    You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Bonds registered in the shelf registration statement pursuant to the terms and conditions described in the Registration Rights Agreement, dated as of December 20, 2002 (the “Registration Rights Agreement”), by and among the Company and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Company in writing at 500 S. 27th Street, Decatur, Illinois 62521, Attention: General Counsel. By making such election, you agree, as a holder of Outstanding Bonds participating in a shelf registration, to indemnify and hold harmless the Company, each of the directors of the Company, each of the officers of the Company who signs such shelf registration statement, each person who controls the Company within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of Outstanding Bonds, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by you or on your behalf expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

7.    If you are a broker-dealer that will receive New Bonds for its own account in exchange for Outstanding Bonds that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Bonds in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Bonds; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Bonds held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Bonds cannot be exchanged pursuant to the Exchange Offer.

8.    Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.    Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Bonds tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

2.    Partial Tenders.

Tenders of Outstanding Bonds will be accepted only in integral multiples of $1,000. The entire principal amount of Outstanding Bonds delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Bonds is not tendered, then Outstanding Bonds for the principal amount of Outstanding Bonds not tendered and New Bonds issued in exchange for any Outstanding Bonds accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Bonds are accepted for exchange.

3.    Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Bonds will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Bonds. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Bonds must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Bonds, neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Bonds will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Bonds received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC as soon as practicable following the Expiration Date.

4.    Waiver of Conditions.

The Company reserves the absolute right to waive, in whole or part, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.    No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Outstanding Bonds will be accepted.

6.    Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.    Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.    No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT:    By using the ATOP procedures to tender Outstanding Bonds, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification Of Officers And Directors

Under Section 8.75 of the Illinois Business Corporation Act of 1983, Illinois Power Company is empowered, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding to which such person is made a party or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of Illinois Power Company, or serving or having served at the request of Illinois Power Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Section 8.75 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, and that such indemnification shall continue as to a director, officer, employee or agent of Illinois Power Company who has ceased to serve in such capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Bylaws of Illinois Power Company provide, in substance, that Illinois Power Company shall indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is made a party or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of Illinois Power Company, or serving or having served at the request of Illinois Power Company in one or more of the foregoing capacities with another corporation, partnership, joint venture, trust or other enterprise. The indemnification is not exclusive of other rights and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall insure to the benefit of his heirs, executors and administrators.

Illinois Power Company presently has an insurance policy covering its directors and officers to insure against certain losses incurred by them.

Item 21.  Exhibits And Financial Statement Schedules

(a)	Exhibits. The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Illinois Power Company dated September 7, 1994 (incorporated by reference to Exhibit 3(a) to the Current Report on Form 8-K dated September 7, 1994 (File No. 1-3004)).

3.2	Amendment to the Articles of Incorporation of Illinois Power Company (incorporated by reference to Exhibit 4.1(ii) to the Registration Statement on Form S-3/A dated April 12, 2002 (Registration No. 333-84808).

3.3	Bylaws of Illinois Power Company (incorporated by reference to Exhibit 3(b)(1) to the Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-3004)).

4.1	General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 (incorporated by reference to Exhibit 4(cc) to the Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 1-3004)).

Exhibit No.	Description

4.2	Supplemental Indenture No. 2 dated March 15, 1993, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the 6 3/4% bonds due 2005 (incorporated by reference to Exhibit 4(ii) to the Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 1-3004)).

4.3	Supplemental Indenture dated July 15, 1993, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the 7 1/2% bonds due 2025 (incorporated by reference to Exhibit 4(kk) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1993 (File No. 1-3004)).

4.4	Supplemental Indenture dated August 1, 1993, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the 6 1/2% bonds due 2003 (incorporated by reference to Exhibit 4(mm) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1993 (File No. 1-3004)).

4.5	Supplemental Indenture dated April 1, 1997, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the series P, Q, and R bonds (incorporated by reference to Exhibit 4(b) to the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 1-3004)).

4.6	Supplemental Indenture dated as of March 1, 1998, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the series S bonds (incorporated by reference to Exhibit 4.41 to the Registration Statement on Form S-3, filed January 22, 1999 (Registration No. 333-71061)).

4.7	Supplemental Indenture dated as of March 1, 1998, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the series T bonds (incorporated by reference to Exhibit 4.42 to the Registration Statement on Form S-3, filed January 22, 1999 (Registration No. 333-71061)).

4.8	Supplemental Indenture dated as of July 15, 1998, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the 6 1/4% bonds due 2002 (incorporated by reference to Exhibit 4.44 to the Registration Statement on Form S-3, filed January 22, 1999 (Registration No. 333-71061)).

4.9	Supplemental Indenture dated as of September 15, 1998, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the 6% bonds due 2003 (incorporated by reference to Exhibit 4.46 to the Registration Statement on Form S-3, filed January 22, 1999 (Registration No. 333-71061)).

4.10	Supplemental Indenture dated as of June 15, 1999, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the 7.5% bonds due 2009 (incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-3004)).

4.11	Supplemental Indenture dated as of July 15, 1999, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the series U bonds. Filed as Exhibit 4.4 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-3004)).

4.12	Supplemental Indenture dated as of July 15, 1999, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the series V bonds (incorporated by reference to Exhibit 4.6 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-3004)).

4.13	Supplemental Indenture No. 1 dated as of May 1, 2001, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the series W bonds (incorporated by reference to Exhibit 4.19 to the Annual Report on Form 10-K for the year ended December 31, 2001).

4.14	Supplemental Indenture No. 2 dated as of May 1, 2001, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the series X bonds (incorporated by reference to Exhibit 4.20 to the Annual Report on Form 10-K for the year ended December 31, 2001).

4.15	Supplemental Indenture dated as of December 20, 2002, to General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 for the 11½% bonds due 2010 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K dated December 23, 2002 (File No. 1-3004)).

Exhibit No.		Description

4.16		Registration Rights Agreement dated as of December 20, 2002 among Illinois Power Company and the initial purchasers named therein related to the 11½% Mortgage bonds due 2010 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K dated December 23, 2002 (File No. 1-3004)).

5.1	*	Opinion of Schiff Hardin & Waite regarding the validity of the securities being registered.

10.1		Group Insurance Benefits for Managerial Employees of Illinois Power Company as amended January 1, 1983 (incorporated by reference to Exhibit 10(a) to the Annual Report on Form 10-K for the year ended December 31, 1983 (File No. 1-3004)).

10.2		Illinois Power Company Retirement Income Plan for Salaried Employees, as amended and restated effective January 1, 1989, as further amended through January 1, 1994 (incorporated by reference to Exhibit 10(m) to the Annual Report on Form 10-K for the year ended December 31, 1994. (File No. 1-3004)).

10.3		Illinois Power Company Retirement Income Plan for Employees Covered Under a Collective Bargaining Agreement, as amended and restated effective as of January 1, 1994 (incorporated by reference to Exhibit 10(n) to the Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-3004)).

10.4		Illinois Power Company Incentive Savings Plan, as amended and restated effective January 1, 2002 (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-8 of Dynegy Inc. (Registration No. 333-76570)).

10.5		Illinois Power Company Incentive Savings Plan Trust Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-8 of Dynegy Inc. (Registration No. 333-76570)).

10.6		Illinois Power Company Incentive Savings Plan for Employees Covered Under a Collective Bargaining Agreement, as amended and restated effective January 1, 2002 (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-8 of Dynegy Inc. (Registration No. 333-76570)).

10.7		Illinois Power Company Incentive Savings Plan for Employees Covered Under a Collective Bargaining Agreement Trust Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-8 of Dynegy Inc. (Registration No. 333-76570)).

10.8		Illinois Power Company Supplemental Retirement Income Plan for Salaried Employees, as amended by resolutions adopted by the Board of Directors on June 10-11, 1997 (incorporated by reference to Exhibit 10(b)(13) to the Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-3004)).

12	*	Computation of Ratios of Earnings to Fixed Charges (filed herewith and incorporated by reference to Exhibit 12 to the Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-3004)).

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of Schiff Hardin & Waite (included in Exhibit 5.1).

24.1	*	Power of Attorney (included in the signature pages of this Registration Statement).

25.1	*	Statement of Eligibility on Form T-1 of BNY Midwest Trust Company.

*	Filed herewith.

(b)	Financial Statement Schedules. Incorporated herein by reference to Item 15 of Illinois Power’s annual report on Form 10-K for the year ended December 31, 2002.

Item 22.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any Registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Illinois, on June 13, 2003.

ILLINOIS POWER COMPANY

By:	/s/ LARRY F. ALTENBAUMER

Larry F. Altenbaumer President

Each person whose signature appears below authorizes Larry F. Altenbaumer, Kathryn L. Patton and J. Kevin Blodgett, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the company and to file any amendments to this registration statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement, which amendments may make such changes in the registration statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ LARRY F. ALTENBAUMER Larry F. Altenbaumer	President and Director (Principal Executive Officer)	June 13, 2003

/s/ NICK J. CARUSO Nick J. Caruso	Executive Vice President (Principal Financial Officer)	June 13, 2003

/s/ PEGGY E. CARTER Peggy E. Carter	Vice President and Controller (Principal Accounting Officer)	June 13, 2003

/s/ DANIEL L. DIENSTBIER Daniel L. Dienstbier	Director	June 13, 2003

/s/ BRUCE A. WILLIAMSON Bruce A. Williamson	Director	June 13, 2003